Exhibit 2.1

EXECUTION COPY

MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

BANK OF AMERICA, NATIONAL ASSOCIATION

(Seller)

NATIONSTAR MORTGAGE LLC

(Purchaser)

Dated and effective as of January 6, 2013

i

EXHIBIT A:	CONTENTS OF MORTGAGE LOAN SCHEDULE

EXHIBIT A-1:	ESTIMATED PURCHASE PRICE COMPUTATION WORKSHEET

EXHIBIT A-2:	PURCHASE PRICE COMPUTATION WORKSHEET

EXHIBIT A-3:	DEPOSIT CALCULATION

EXHIBIT B:	FORM OF TRANSFER CONFIRMATION

EXHIBIT C:	DATA TRANSFER SPECIFICATIONS

EXHIBIT D:	OFFICER’S CERTIFICATE

EXHIBIT E:	SERVICING TRANSFER INSTRUCTIONS

EXHIBIT F:	PURCHASE PRICE PERCENTAGE

EXHIBIT G:	INTERIM SERVICING ADDENDUM

EXHIBIT H:	DATA FIELDS FOR SHARING OF INFORMATION

EXHIBIT I:	MORTGAGE ASSIGNMENT PROTOCOL

EXHIBIT J:	FORM OF POWER OF ATTORNEY

EXHIBIT K:	ESCROW AGREEMENT

EXHIBIT L:	MI COVENANTS

SCHEDULE 3.02(a):	Servicing Transfer Dates

SCHEDULE 5.01(a)(iii):	Judicial and Administrative Judgments, Orders, Remediation Plans, Stipulations, Awards, Writs and Injunctions Assumed By Purchaser

SCHEDULE 5.01(c)(i):	Preliminary List of PLS Servicing Agreements

MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

This Mortgage Servicing Rights Purchase and Sale Agreement (the “Agreement”), dated as of January 6, 2013, is by and between NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (the “Purchaser”), with offices located in 350 Highland Drive, Lewisville, Texas 75067, and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association (the “Seller”), with offices located in 4500 Park Granada, Calabasas, California, 91302 (the Purchaser and the Seller may collectively be referred to as the “Parties,” and each as a “Party”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain Mortgage Servicing Rights to certain residential mortgage loans currently serviced by Seller; and

WHEREAS, Purchaser and Seller desire to set forth the terms and conditions pursuant to which Seller will sell, transfer and assign, to Purchaser, all of Seller’s right, title and interest in and to such Mortgage Servicing Rights, and Purchaser will purchase and assume all right, title and interest in and to those certain Mortgage Servicing Rights identified herein as related to the Mortgage Loans.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01 Definitions.

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Advances: All Corporate Advances, P & I Advances and T & I Advances, including any applicable receivables associated therewith.

Affiliate: Any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

Agency: FHA, VA, GNMA, FNMA, FHLMC, HUD and RHS, as applicable.

Agency Fees: The meaning specified in Section 11.05(a) hereof.

Agreement: As defined in the first paragraph hereof.

Ancillary Income: All fees and income derived from and related to the Mortgage Loans, excluding Servicing Fees attributable to the Mortgage Loans, but including and not limited to late charges, prepayment penalties, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees, income on escrow accounts and custodial accounts or other receipts on or with respect to such Mortgage Loans, and all other incidental fees, income and charges collected from or assessed against the Mortgagor, other than those charges payable to the applicable Investor under the terms of the applicable Servicing Agreements or as otherwise agreed by the Parties.

Applicable Requirements: As of the time of reference and as applicable, (i) the terms of the Mortgage Loan Documents, with respect to each Mortgage Loan, (ii) all federal, state and local laws, rules, regulations and ordinances applicable to the origination, sale, pooling or servicing of any Mortgage Loan or Mortgage Servicing Right at the relevant time, (iii) the Servicing Agreements, (iv) the judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Mortgage Servicing Right, and (v) all legal and contractual obligations to or with any Insurer, Investor, or Governmental Entity applicable to any Mortgage Loan or Mortgage Servicing Right.

Arbitrator: The meaning specified in Section 12.10(a) hereof.

Assignment of Mortgage: An assignment of Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to reflect the transfer of the Mortgage instrument identified therein from the transferor to the transferee named therein.

Business Day: Any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in California, Texas or New York are authorized or obligated by law or by executive order to be closed.

Collateral File: With respect to each Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, required by an Investor pursuant to Applicable Requirements to be held by the Custodian, but excluding any Mortgage Loan Document that is not required by such Investor pursuant to Applicable Requirements to be held by the Custodian pursuant to a waiver granted to Seller.

Corporate Advances: Advances related to a delinquent Mortgage Loan expended by Seller in accordance with the Servicing Agreement (other than P & I Advances and T & I Advances), including attorney fees and costs, property preservation, property inspection, and valuation fees, as well as other default related expenses.

Credit and Servicing File: Those documents, which may be originals, copies or electronically imaged, pertaining to each Mortgage Loan, which are delivered to the Purchaser in connection with the servicing of the Mortgage Loan, which will include originals or copies of the Mortgage Loan Documents, all credit and servicing related documentation relating to the origination and servicing of such Mortgage Loan necessary to service the Mortgage Loan in accordance with the Applicable Requirements.

Custodian: With respect to any Mortgage Loans and Servicing Agreements, each applicable document custodian for Seller, Purchaser and the applicable Investors.

Custodial Accounts: The accounts in which Custodial Funds are deposited and held by or for any servicer.

Custodial Funds: All funds held by or for Seller with respect to the Mortgage Loans, including all principal and interest funds and any other funds due an Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by law or contract) maintained by Seller relating to the Mortgage Loans.

Cutoff Date: The meaning set forth in the applicable Servicing Agreement or, if the comparable term used in any such Servicing Agreement is not “Cutoff Date,” the meaning of such comparable term as used in such Servicing Agreement.

Deposit: An amount equal to the sum of: (i) $10,000,000 with respect to the PLS Mortgage Servicing Rights and (ii) the amount set forth on Exhibit A-3 hereto with respect to the FNMA, FHLMC and GNMA Mortgage Servicing Rights.

Effective Date: The date as of which this Agreement is effective, as first set forth above.

Eligible Servicing Agreement: A Servicing Agreement that contains customary provisions that enable Advances made by, and Servicing Fees owed to, the servicer thereunder to be eligible for financing in a servicer advance facility, including provisions that (a) expressly authorize such servicer, without the consent of any party thereto and notwithstanding any other limitation set forth therein, to enter into a financing or other facility (an “Advance Facility”) under which such servicer assigns or pledges its rights under such Servicing Agreement to be reimbursed for any or all Advances and Servicing Fees to a lender or a special-purpose bankruptcy-remote entity and/or a trustee acting on behalf of holders of debt instruments or any other Person (any such Person, an “Advance Financing Person”), (b) require the servicer and the Advance Financing Person to notify the related securitization trustee in writing of the existence of an Advance Facility and the identity of the Advance Financing Person, (c) provide that an Advance Facility notice may only be terminated by the joint written notice of the servicer and the related Advance Financing Person, (d) require the servicer to maintain and provide to any successor servicer and the related securitization trustee, a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advance Financing Person that are recoverable on a loan-level, (e) require that as between a predecessor servicer and its Advance Financing Person, on the one hand, and a successor servicer and its Advance Financing Person (if any) on the other hand, reimbursement amounts in respect of Advances and Servicing Fees on a loan-by-loan basis with respect to each Mortgage Loan as shall be allocated on a “first-in, first-out” basis (such that Advances of a particular type and Servicing Fees that were disbursed first in time will be reimbursed prior to Advances of the same type or Servicing Fees with respect to the same Mortgage Loan that were disbursed later in time), (f) provide that any rights of set-off that the trust fund, the trustee, the master servicer or any other Person might have against such servicer under the related securitization trust document shall not attach to any rights to receive Advances and Servicing Fees that have been sold, transferred or pledged to an Advance Financing Person under a servicer advance facility and (g) provide that the sections of such Servicing Agreement that authorize the servicer to enter into an Advance Facility may not be amended without the consent of the Advance Financing Person.

Escrow Agent: Wilmington Trust, N.A.

Escrow Agreement: The escrow agreement, dated as of the date hereof, by and between Seller, Purchaser and the Escrow Agent, which is set forth as Exhibit K hereto.

Estimated Purchase Price: As described in Section 3.01 and the Estimated Purchase Price Computation Worksheet (Exhibit A-1).

Excess Servicing Rights Agreements: Each agreement executed by FNMA or FHLMC, as the Investor, and Seller in connection with the delivery of certain stripped mortgage-backed securities to Seller in exchange for Seller’s “excess yield” on certain Mortgage Loans previously delivered by Seller to FNMA or FHLMC, as applicable.

Federal Funds Rate: For any date of determination, the federal funds rate as reported in the Federal Reserve H.15(519) Statistical Release as of the first Business Day of the month in which such date of determination falls, or if such Statistical Release is no longer published, the average of the “high” and the “low” interest rate for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1,000,000.00) or more, as reported by The Wall Street Journal under “Federal Funds” rates as of the first Business Day of the month in which such date of determination falls.

FHA: The Federal Housing Administration or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation or any successor thereto.

Financing Amendment: (a) An amendment to the provisions of any PLS Servicing Agreement that relates to the replacement of the servicer or the assignment or transfer of Servicing, which amendment is determined by the Seller and Purchaser to be reasonably necessary to be entered into as a condition to obtaining the Servicing Agreement Consents, and/or (b) any amendment, consent or acknowledgement with respect to the terms of any Servicing Agreement to cause such Servicing Agreement to be an Eligible Servicing Agreement.

FNMA: The Federal National Mortgage Association or any successor thereto.

Fundamental Reps: (a) With respect to Seller, Sections 4.01 (Due Organization and Good Standing), 4.02 (Authority and Capacity), 4.03 (Title to the Purchased Assets) and 5.01(b)(i) (Servicing Rights), and (b) with respect to Purchaser, Sections 6.01 (Due Organization and Good Standing) and 6.02 (Authority and Capacity).

GNMA: The Government National Mortgage Association or any successor thereto.

GNMA Mortgage Pool: One or more Mortgage Loans that have been aggregated pursuant to the requirements of GNMA and have been pledged to secure or support payments on specific securities or participation certificates or whole loan pools.

Governmental Entity: Any federal, state or local governmental authority, agency, commission or court or self-regulatory authority or commission, including any Agency and the Regulator.

Guides: (a) The handbooks of HUD, the VA and RHS, (b) the Fannie Mae Selling and Servicing Guides, (c) the Freddie Mac Sellers’ and Servicers’ Guides, and (d) the GNMA Mortgage Backed Securities Guides.

HAMP: The Home Affordable Modification Program as administered by FNMA as agent for the U.S. Department of Treasury.

HARP: The Home Affordable Refinancing Program of FNMA and FHLMC.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

HUD Settlement: The Settlement Agreement dated July 11, 2011 by and between HUD, on the one hand, and the Seller and BAC Home Loans Servicing, LP, on the other hand, pertaining to the servicing of certain enumerated FHA-insured residential mortgage loans.

Insurer: (i) A Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, any Agency and any provider of private MI, hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or Mortgaged Property, as the case may be, including any Governmental Entity, (ii) a Person who provides, with respect to any Servicing Agreement or any Applicable Requirement, any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy, or (iii) a Person who is a certificate insurer.

Interim Servicing Addendum: The servicing provisions setting forth the servicing obligations of the Seller contemplated by this Agreement, and the compensation to be paid by the Purchaser, for the period beginning on the Sale Date or the applicable Subsequent Sale Date, as applicable, and ending on the final Servicing Transfer Date, which provisions are attached hereto as Exhibit G and incorporated into this Agreement.

Investor: Any Agency, private investor, trust or other Person who owns or holds or is committed to purchase Mortgage Loans or any interest therein (including any trustee on behalf of any holders of any related mortgage backed securities, and not the holders of such related mortgage backed securities) serviced by Seller pursuant to any Servicing Agreement, provided, that if the Seller only owes Servicing obligations to a master servicer or Person other than the owner, holder or committed purchaser of a Mortgage Loan or any interest therein (including any trustee on behalf of any holders of any related mortgage backed securities) under a PLS Servicing Agreement, such master servicer or other Person shall be deemed to be the Investor for the purposes of this Agreement.

Loss or Losses: Any and all direct, actual and out-of-pocket losses, damages, deficiencies, claims, costs, penalties or expenses, including reasonable attorneys’ fees and disbursements, excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, (iii) punitive or treble damages; (iv) ordinary deductions from the calculation of insurance or guaranty benefits by an Insurer assuming the servicer complied with Applicable Requirements, including, without limitation, payment of interest by FHA at the debenture rate rather than the Mortgage Note rate and deductions for a portion of expenses and interest, (v) prepayment interest shortfalls payable to securities holders for the accrual on interest on mortgage-backed securities in excess of the amount payable by the Mortgagor upon the full prepayment of a Mortgage Loan and (vi) losses attributable to VA No Bids and VA Buydowns (except as set forth in Section 11.01(d)); provided, however, that the exclusions set forth in clauses (ii) and (iii) above do not apply if and to the extent any such amounts are actually incurred in payment to a third party or government entity.

MERS: Mortgage Electronic Registration Systems, Inc., or any successor thereto.

MI: The default insurance provided by private mortgage insurance companies on certain Mortgage Loans, whether lender-paid or borrower-paid.

Missing Documentation: The meaning specified in Section 11.01(e) hereof.

Mortgage: The mortgage, mortgage deed, deed of trust or other instrument creating a first lien or first priority ownership interest on an unsubordinated estate in fee simple in real property securing the Mortgage Note and related to a Mortgage Loan; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

Mortgage Loan: Each of those mortgage loans described in the Mortgage Loan Schedule, as the same may be amended and updated pursuant to Section 2.01 hereof.

Mortgage Loan Documents: With respect to each Mortgage Loan, (i) the original Mortgage Loan documents held by the Custodian, including the Mortgage Note, and if applicable, cooperative mortgage loan related documents and a power of attorney, a New York Consolidation, Extension and Modification Agreement, or other modification documents; and (ii) all documents required by an Investor to be held by the Custodian under the Applicable Requirements.

Mortgage Loan Schedule: The schedule of the Mortgage Loans setting forth the information with respect to each Mortgage Loan identified in Exhibit A, as may be updated and amended, and which will be delivered in electronic form. There will be a preliminary and a final Mortgage Loan Schedule.

Mortgage Note: With respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor thereunder, including, if applicable, allonges and lost note affidavits.

Mortgage Servicing Rights: The rights and responsibilities with respect to servicing the Mortgage Loans under the Servicing Agreements, including any and all of the following if and to the extent provided therein: (a) all rights to service a Mortgage Loan; (b) all rights to receive Servicing Fees and Ancillary Income; (c) the right to collect, hold and disburse escrow payments or other payments with respect to the Mortgage Loan and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Requirements; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Credit and Servicing Files pertaining to the Mortgage Loan or pertaining to the past, present or prospective servicing of the Mortgage Loan; (f) to the extent applicable, all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; and (g) all rights, powers and privileges incident to any of the foregoing.

Mortgaged Property: Any real or other property permitted by Applicable Requirements securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property, improved by a residential dwelling, or other property permitted by Applicable Requirements.

Mortgagor: An obligor or co-signer under a Mortgage Loan and his/her successors in title to the Mortgaged Property.

Net Interest: Interest calculated at the annual rate of interest on a Mortgage Loan less Net Servicing Fees.

Net Servicing Fees: The base, monthly Servicing Fees based on a percentage of the outstanding principal balance of the Mortgage Loans payable to Seller prior to the Sale Date, less (i) any guarantee fees due to the Investor, less (ii) lender-paid mortgage insurance, (iii) any other components of the Servicing Fees that Seller is not entitled to retain as compensation pursuant to a Servicing Agreement, and (iv) the portion of any Servicing Fee that has been converted to excess yield and is required to be paid to an Investor pursuant to the Excess Servicing Rights Agreements.

NMS: The Consent Judgment with accompanying exhibits entered by the United States District Court for the District of Columbia on April 5, 2012 (in the action styled United States of America, et al. v. Bank of America Corp., et al., No. 12-CV-00361, with respect to the settlement agreement among the plaintiffs in that action and Bank of America Corporation.

Offering Materials: That certain Confidential Offering Memorandum encaptioned “Extremely Confidential – Project Shuttle,” dated as of September 2012, and the associated presentation encaptioned “Project Shuttle – Portfolio Stratification,” dated as of September 2012, in each case delivered on behalf of Seller by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

P & I Advances: Principal and Net Interest advances expended by Seller in accordance with each applicable Servicing Agreement (net of prepaid principal and interest, as applicable).

Party/Parties: The meaning specified in the first paragraph of this Agreement.

Person: Any individual, partnership, corporation, limited liability company, business entity, banking entity, joint stock company, trust, unincorporated organization, joint venture or other entity.

PLS Accrued Servicing Fees: All accrued and unpaid monthly Servicing Fees under PLS Servicing Agreements, excluding any other servicing compensation, such as ancillary income, investment income, and HAMP servicer incentive fees.

PLS Servicing Agreement: Each agreement pursuant to which Seller services Mortgage Loans on behalf of any Investor other than an Agency (as each such agreement has been amended from time to time), all of which, for the avoidance of doubt, are, or upon updating in accordance with Section 5.01(c)(i) shall be, set forth on Schedule 5.01(c)(i).

Purchase Price: As adjusted pursuant to Section 3.01(a), the product of the unpaid principal balance of the Mortgage Loans as to which the related Mortgage Servicing Rights are sold on the Sale Date or a Subsequent Sale Date, multiplied by the applicable Purchase Price Percentage(s), plus, with respect to Mortgage Servicing Rights related to Mortgage Loans subject to a PLS Servicing Agreement, the related PLS Accrued Servicing Fees.

Purchase Price Percentage: The percentage determined and adjusted in accordance with Exhibit F hereto.

Purchased Assets: The meaning specified in Section 2.01 hereof.

Purchaser: Nationstar Mortgage LLC, its successors and permitted assigns.

Purchaser Material Adverse Effect: A material and adverse effect upon the ability of Purchaser to consummate the Transactions or perform its obligations under the Transaction Documents.

Rating Agency Affirmation Letter: As to each Servicing Agreement that requires rating agency confirmation or other statement pursuant to the terms of such Servicing Agreement in order to assign such Servicing Agreement to Purchaser pursuant to this Agreement, a letter or other form of notice provided for in such Servicing Agreement from each rating agency referenced in such Servicing Agreement as a relevant rating agency (i) to the effect that, as applicable, the assignment by the Seller and the assumption by Purchaser with respect to such Servicing Agreement will not, in and of itself, result in a downgrading or withdrawal of the rating of any securities issued pursuant to the related securitization or structured finance transaction that have been rated by such rating agency, or (ii) otherwise meeting the requirements for an assignment of such Servicing Agreement to Purchaser as required by the terms thereof.

Recourse: Any arrangement pursuant to which the servicer or any successor servicer bears the risk of all or any part of the ultimate credit losses (including with respect to any credit enhancements) incurred in connection with a default under, or the foreclosure of, acceptance of deed in lieu of foreclosure or related action in connection with, a Mortgage Loan, except that Recourse does not include losses in connection with a failure by the servicer or any successor servicer to comply with Applicable Requirements. Recourse shall not include (i) Seller’s or an Affiliate’s retained contingent liability to repurchase a Mortgage Loan that is determined to have been ineligible for sale to the applicable Investor due to a breach of one or more representations and warranties, (ii) servicer’s P & I Advance obligations pursuant to Servicing Agreements, or (iii) servicer’s obligations to pay expenses, interest and other deductions in excess of the reimbursement limits, if any, set forth in the Applicable Requirements, including, without limitation, the amount of any deductions from mortgage insurance benefits payable by FHA or loan guaranty benefits payable by VA assuming the servicer otherwise complied with Applicable Requirements. For the avoidance of doubt, any ordinary Servicing obligations under the GNMA Mortgage Backed Securities Guides shall not be deemed to constitute “Recourse.”

Regulator: The Office of the Comptroller of the Currency or any successor thereto or other Governmental Authority having jurisdiction over Seller or Purchaser.

Related Escrow Accounts: Mortgage Loan escrow/impound accounts maintained by Seller relating to the Mortgage Servicing Rights, including accounts for buydown funds, real estate taxes and MI, flood and hazard insurance premiums.

Related Parties: With respect to a Person, such Person’s officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors.

Repurchase Price: As defined for Seller’s repurchase of Mortgage Servicing Rights in Section 11.03(b).

RHS: The Rural Housing Service, an agency of the United States Department of Agriculture and any successor thereto and including the Farmers Home Administration, as the predecessor in interest to the Rural Housing Service.

Rules: The meaning specified in Section 12.10 hereof.

Safeguard: The meaning specified in Section 7.23 hereof.

Sale Date: January 31, 2013, with respect to the FNMA and FHLMC Mortgage Servicing Rights, or such other date as may be mutually agreed to in writing by Seller and Purchaser, in each case, assuming that all conditions precedent to Closing have been satisfied in accordance with Article VIII and Article IX. The consummation of certain Transactions on the Sale Date, at such time on the Sale Date as is mutually agreed to by the Parties, shall be referred to herein as the “Closing”.

Seller: Bank of America, National Association, a national banking association, its successors and assigns.

Seller Material Adverse Effect: A material and adverse effect on (a) the applicable portion (taken as a whole) of the Purchased Assets being sold on the Sale Date or any particular Subsequent Sale Date, (b) the ability of Seller to consummate the Transactions or perform its obligations under the Transaction Documents or (c) the ability of Purchaser to administer the Mortgage Servicing Rights; provided, that, for purposes of this Agreement, a Seller Material Adverse Effect shall not include any such effect to the extent resulting from (i) changes to the housing or mortgage market or the mortgage servicing industry generally; (ii) the announcement or disclosure of the Transactions; (iii) general economic, regulatory or political conditions or changes in the United States, including with respect to financial, banking or securities markets; (iv) military action or acts of terrorism or (v) changes in law or the Applicable Requirements that become effective after the date hereof that Seller is required to adopt in accordance therewith; provided further, that, in the case of each of clauses (i), (iii) and (v), none of such portion of the Purchased Assets, the ability of Seller to consummate the Transactions or perform its obligations under the Transaction Documents or the ability of Purchaser to administer the Mortgage Servicing Rights are, or are reasonably likely to be, materially disproportionately affected by such effect as compared to other Persons engaged in the conduct of businesses similar to Seller’s business of Servicing.

Services Agreement: The meaning specified in Section 7.23 hereof.

Servicing: The responsibilities with respect to servicing the Mortgage Loans under the Applicable Requirements, whether performed as a servicer, subservicer or interim servicer.

Servicing Agreement Consent: Any consent, approval or authorization that is required from an Investor or any other third party, as applicable, or that is required pursuant to the terms of any Servicing Agreement in order to assign or otherwise transfer such Servicing Agreement or related Mortgage Servicing Rights to Purchaser pursuant to the terms of this Agreement, which consent, approval or authorization (a) shall satisfy the Applicable Requirements under such Servicing Agreement, if any, with respect to the assignment or transfer of the Servicing Agreement or related Mortgage Servicing Rights to, and assumption of the Servicing Agreement or related Mortgage Servicing Rights by, Purchaser pursuant to the terms of this Agreement, (b) may, but is not required to, include a Financing Amendment to a PLS Servicing Agreement, if applicable, and (c) shall include a Rating Agency Affirmation Letter, but only to the extent expressly required by a PLS Servicing Agreement.

Servicing Agreements: The contracts, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and servicer, with respect to the Mortgage Servicing Rights, consisting of, as applicable, the PLS Servicing Agreements and the contracts and other documents, including the Guides (as each such contract and other document has been amended from time to time), and including waivers approved by an Investor, and including the Excess Servicing Rights Agreements under which the Seller or the Purchaser, as applicable, is obligated to Service the Mortgage Loans relating to the Mortgage Servicing Rights.

Servicing Fees: All compensation payable to Seller under the applicable Servicing Agreements, including each servicing fee payable based on a percentage of the outstanding principal balance of the Mortgage Loans and any additional incentive compensation payable under HAMP and any payments received in respect of the foregoing and proceeds thereof.

Servicing Transfer Date: Each date on which the Seller ceases to be the interim servicer in respect of certain Mortgage Loans under the Interim Servicing Addendum and the physical transfer of servicing thereof to Purchaser occurs on the books and records of the applicable Investor. The Servicing Transfer Dates shall be as set forth on Schedule 3.02(a), or as otherwise mutually agreed upon by the Parties.

Servicing Transfer Instructions: The instructions detailing the procedures pursuant to which Seller shall effect each transfer of the Mortgage Servicing Rights, Advances, Custodial Funds, Credit and Servicing Files and Collateral Files to Purchaser, substantially in the form attached hereto as Exhibit E, with such changes as the parties may mutually agree upon.

Subsequent Closing: The meaning specified in Section 2.02(a)(ii) hereof.

Subsequent Sale Date: The meaning specified in Section 2.02(a)(ii) hereof.

Subsequent Transfer Date: The meaning specified in Section 11.04(c) hereof.

T & I Advances: Advances expended by the Seller for the payment of taxes and insurance amounts due related to the Mortgage Loans, in accordance with the applicable Servicing Agreement.

Termination Date: June 30, 2013.

Third Party Claim: The meaning specified in Section 11.01 hereof.

Threshold: The meaning specified in Section 11.07(a) hereof.

Trailing Documents: Mortgage Loan Documents that are required by an Investor pursuant to Applicable Requirements to be part of the Collateral File that, as of the time of reference, are (i) in the custody of counsel in accordance with Applicable Requirements or (ii) have been submitted for recording and have not yet been returned by the applicable recording office.

Transfer Confirmation: A document, substantially in the form of Exhibit B hereto, executed by the Seller and the Purchaser, which sets forth the Mortgage Servicing Rights transferred to the Purchaser for Servicing on each Servicing Transfer Date.

Transaction Documents: The Transfer Confirmations, the Tri-Party Agreements and this Agreement (including, in each case, any and all exhibits, schedules and attachments to any such documents and any other documents executed or delivered in connection therewith).

Transactions: The sale of the Purchased Assets by Seller to Purchaser and the other transactions contemplated by this Agreement.

Tri-Party Agreements: Agreements by and among Seller, Purchaser and each of FHLMC and FNMA, providing for (among other things) (a) Seller’s retention of liability and responsibility for Mortgage Loan repurchase and other liabilities, obligations and remedies due to FHLMC and FNMA in connection with the origination, sale and prior servicing of the Mortgage Loans thereto and (b) the consent of FHLMC and FNMA to the Transactions, as applicable.

VA: The United States Department of Veterans Affairs and any successor thereto.

VA Buydown: The waiver by Purchaser of a portion of the indebtedness of a Mortgage Loan, which can take the form of a reduction of the principal, a credit to escrow or unapplied funds, the forgiveness of accrued interest or any combination of the foregoing, and which causes VA to pay off the remaining amount of the indebtedness owed and acquire the related Mortgaged Property in lieu of electing a VA No Bid.

VA Loan: The meaning specified in Section 11.01(d) hereof.

VA No Bid: An election by the VA with respect to a Mortgage Loan that the VA intends to pay the VA guarantee and leave the Mortgaged Property with the servicer.

Section 1.02 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) References herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f) The term “include” or “including” shall mean without limitation by reason of enumeration; and

(g) Any and all capitalized terms which are not defined herein shall have their respective meanings set forth in the Servicing Agreements.

ARTICLE II

SALE AND TRANSFER OF SERVICING

Section 2.01 Items to be Sold.

Subject to, and upon the terms and conditions of this Agreement, Seller shall, as hereinafter provided, sell, transfer, and deliver to Purchaser all of Seller’s right, title and interest in and to the Mortgage Servicing Rights, including its right, title and interest in the PLS Accrued Servicing Fees, Custodial Funds, Collateral Files and Credit and Servicing Files (collectively, the “Purchased Assets”), and Purchaser agrees to purchase such right, title and interest in and to the Purchased Assets. Seller and Purchaser acknowledge and agree that the Mortgage Loan Schedule will be preliminary on the Sale Date or Subsequent Sale Date, as applicable, and will not fully account for Mortgage Loans that either may have been fully pre-paid prior to the Sale Date or Subsequent Sale Date, as applicable, or excluded from the transaction as of the Sale Date or Subsequent Sale Date, as applicable, as a result of the final application of the purchase criteria. No later than ten (10) Business Days after the Sale Date or Subsequent Sale Date, as applicable, Seller shall complete and provide to Purchaser a final Mortgage Loan Schedule with respect to the Mortgage Servicing Rights sold on the Sale Date or Subsequent Sale Date, as applicable.

Section 2.02 Sale Date and Subsequent Sale Dates.

(a) Purchased Assets.

(i) Subject to the terms and conditions of this Agreement, including the receipt of the applicable Servicing Agreement Consents, on the Sale Date or Subsequent Sale Date, as applicable, all legal, beneficial and equitable ownership of and to the applicable Purchased Assets shall be sold, assigned, transferred, conveyed and delivered by Seller to Purchaser, and Purchaser shall purchase from Seller, all legal, beneficial and equitable ownership of and to such Purchased Assets, free and clear of all liens; provided, however, that the applicable Servicing Transfer Date may be later than the Sale Date.

(ii) If a Servicing Agreement Consent for any Servicing Agreement is not obtained prior to the Sale Date, but is obtained after the Sale Date, then the sale and purchase of the Purchased Assets contemplated by Section 2.01 relating to such Servicing Agreement shall take place at a closing (each, a “Subsequent Closing”) on the next Cutoff Date under the applicable Servicing Agreement after such Servicing Agreement Consent is obtained or at such other time as is mutually agreed upon by the Parties (each, a “Subsequent Sale Date”). The terms and conditions of any such Subsequent Closing shall be identical to those set forth herein pertaining to the Closing held on the Sale Date, or as otherwise mutually agreed upon by the Parties, including with respect to the applicable portion of the Purchase Price and any adjustment thereof, and Section 3.01(d).

(iii) For the avoidance of doubt, if the Servicing Agreement Consents for any PLS Servicing Agreements are not obtained prior to the Termination Date, then the Purchased Assets relating to such PLS Servicing Agreements shall not be purchased by Purchaser.

(b) Deliverables. The following documents shall be exchanged between the Parties (as applicable) on or prior to the Sale Date or Subsequent Sale Date, as applicable:

(i) The duly executed corporate resolutions and certificate of Purchaser required by Sections 9.03 and 9.04; provided that such resolutions and certificate of Purchaser will be required to be delivered only on the first Subsequent Sale Date with respect to the sale of PLS Mortgage Servicing Rights under any of the PLS Servicing Agreements;

(ii) The duly executed certificate of Seller required by Section 8.06; provided that such certificate of Seller will be required to be delivered only on the first Subsequent Sale Date with respect to the sale of PLS Mortgage Servicing Rights under any of the PLS Servicing Agreements;

(iii) All Servicing Agreement Consents obtained on or prior to the Sale Date or Subsequent Sale Date, as applicable;

(iv) The executed Tri-Party Agreements with respect to the FNMA and FHLMC Mortgage Servicing Rights, as applicable;

(v) As a condition to the sale and transfer of the Mortgage Servicing Rights relating to any PLS Servicing Agreement as to which Seller did not previously provide to Purchaser a substantively true and complete copy or electronic version of such PLS Servicing Agreement in accordance with Section 5.01(c)(i) hereof, sufficient information regarding the terms and conditions of such PLS Servicing Agreement to enable the Purchaser to know with reasonable certainty the economic terms contemplated thereby and the servicer’s obligations thereunder, including, for the avoidance of doubt, with respect to the performance of all material duties of the servicer thereunder (including with respect to foreclosure and related matters) and whether (and how) such PLS Servicing Agreement may be amended to be deemed an Eligible Servicing Agreement; and

(vi) Any other documents required by this Agreement or the Tri-Party Agreements.

Section 2.03 Servicing Transfer Dates.

On each Servicing Transfer Date:

(a) Purchaser shall assume responsibility for Servicing, and Seller shall cease all Servicing activity related to the Mortgage Loans transferred on such Servicing Transfer Date;

(b) Seller shall provide Purchaser with an executed Power of Attorney in the form attached hereto as Exhibit J to be used by Purchaser as necessary for Purchaser to service the applicable Mortgage Loans subject to Agency Servicing Agreements in accordance with Applicable Requirements, if previously provided Powers of Attorney are not sufficient for such purposes; and

(c) Purchaser and Seller shall execute a Transfer Confirmation with respect to the Servicing of the Mortgage Servicing Rights transferred on such Servicing Transfer Date.

Section 2.04 Servicing Transfer Instructions.

In connection with each transfer of the Mortgage Servicing Rights from Seller to Purchaser pursuant to this Agreement, Seller and Purchaser shall follow the Servicing Transfer Instructions and the Servicing Agreements in all material respects. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, this Agreement shall control.

ARTICLE III

CONSIDERATION

Section 3.01 Purchase Price.

(a) On the first Business Day following the Effective Date, Purchaser shall pay to the Escrow Agent the Deposit, as an earnest money deposit of a portion of the estimated Purchase Price for all of the Mortgage Servicing Rights intended to be sold hereunder, by wire transfer of immediately available funds, which shall be held by the Escrow Agent in accordance with the Escrow Agreement.

(b) In full consideration for the sale of the Mortgage Servicing Rights to be sold pursuant to Section 2.02(a)(i) and subject to the terms and conditions of this Agreement, Purchaser shall pay to the Seller the Purchase Price in accordance with this Section 3.01, as follows:

(i) On the Sale Date or Subsequent Sale Date, as applicable, Purchaser shall pay to Seller a sum equal to fifty percent (50%) of the Estimated Purchase Price (which shall be calculated in accordance with Section 3.01(c)), minus, with respect to the GNMA Mortgage Servicing Rights only, $81,000,000, and net, in all cases, of the pro rata portion (in accordance with applicable Mortgage Loan balances as of the Sale Date) of the Deposit with respect to the applicable Servicing Agreement(s), on the Sale Date immediately following the Closing by wire transfer of immediately available federal funds, to an account designated by Seller, and Seller and Purchaser shall promptly cause the Escrow Agent to release such portion of the Deposit to Seller as soon as practicable thereafter.

(ii) On the applicable Servicing Transfer Date, Purchaser shall pay to the Seller a sum equal to the portion of the Purchase Price with respect to the Mortgage Servicing Rights transferred on such Servicing Transfer Date that has not been paid to Seller by Purchaser as of such date, including with respect to Mortgage Loans that have prepaid between either (x) the Sale Date or Subsequent Sale Date, as applicable, and the initial applicable Servicing Transfer Date or (y) two Servicing Transfer Dates pertaining to the same Mortgage Servicing Rights, plus interest thereon at the Federal Funds Rate for the period from the Sale Date or Subsequent Sale Date, as applicable, to such Servicing Transfer Date or between such Servicing Transfer Dates by wire transfer of immediately available federal funds, to an account designated by Seller.

(c) No later than three (3) Business Days prior to the Sale Date, Seller shall complete and provide to Purchaser, the (i) the preliminary Mortgage Loan Schedule and (ii) the Estimated Purchase Price Computation Worksheet setting forth the Estimated Purchase Price, in the form of Exhibit A-1 and based on information regarding the Mortgage Loans as of the previous month-end trial balance that is included in the preliminary Mortgage Loan Schedule.

(d) No later than ten (10) Business Days after the Sale Date, Seller shall complete and provide to Purchaser, the (i) final Mortgage Loan Schedule and (ii) the Purchase Price Computation Worksheet setting forth Seller’s computation of the Purchase Price, in the form of Exhibit A-2 and based on information regarding the Mortgage Loans as of the Sale Date that is included in the final Mortgage Loan Schedule. Within five (5) Business Days after delivery to the Purchaser of the Purchase Price Computation Worksheet, (A) the Seller shall pay to Purchaser (x) the amount, if any, by which fifty percent (50%) of the Estimated Purchase Price exceeds fifty percent (50%) of the Purchase Price, plus (y) interest on the applicable amount computed pursuant to clause (A)(x) above at the Federal Funds Rate for the period from the Sale Date to the date of payment in full of such amount; or (B) Purchaser shall pay to the Seller (x) the amount, if any, by which fifty percent (50%) of the Purchase Price exceeds fifty percent (50%) of the Estimated Purchase Price, plus (y) interest on the amount computed pursuant to clause (B)(x) above at the Federal Funds Rate for the period from the Sale Date to the date of payment in full of such amount.

(e) In the event the sale of the Purchased Assets related to any Servicing Agreement is delayed to a Subsequent Sale Date in accordance with Section 2.02(a)(ii), additional Estimated Purchase Price Computation Worksheet(s) and Purchase Price Computation Worksheet(s) related to the Purchased Assets to be sold on such Subsequent Sale Date shall be delivered, and the portions of the Estimated Purchase Price and Purchase Price to be paid hereunder related to the Purchased Assets to be sold on such Subsequent Sale Date shall be paid, in accordance with the preceding provisions of this Section 3.01 as if such Subsequent Sale Date were the Sale Date thereunder, net of the portion of the Deposit with respect to the applicable PLS Servicing Agreement(s), and Seller and Purchaser shall promptly cause the Escrow Agent to release such portion of the Deposit to Seller as soon as practicable following such Subsequent Sale Date.

Section 3.02 Servicing Transfer Dates and Payments for Advances.

(a) On each Servicing Transfer Date, (x) Seller shall cease to be the servicer, under the Interim Servicing Addendum or as owner of the Mortgage Servicing Rights, in respect of the applicable Mortgage Loans as set forth on Schedule 3.02(a) and (y) the physical transfer of Servicing thereof to Purchaser shall occur on the books and records of the applicable Investor; provided, however, that in the case of both clauses (x) and (y), with respect to any Mortgage Loans that are Serviced pursuant to the Servicing Agreements, only to the extent that the Servicing Agreement Consents with respect to such Servicing Agreements were obtained prior thereto. Within five (5) Business Days after the applicable Servicing Transfer Date or such earlier period provided below, Seller shall provide or cause to be provided to Purchaser, as applicable:

(i) One or more readable tapes or electronic data files, in a form and content as mutually agreed, within two (2) Business Days after the immediately preceding Cutoff Date, to allow the Purchaser to service such Mortgage Loans in accordance with the applicable Servicing Agreements following such Servicing Transfer Date;

(ii) Substantially all of the Credit and Servicing Files in the possession of Seller in accordance with the terms of the Agreement, or access to the Seller’s web portal containing such documents, that are reasonably sufficient to enable Purchaser to assume the responsibility for and to conduct the Servicing of such Mortgage Loans in all material respects following such Servicing Transfer Date;

(iii) Substantially all of the Collateral Files related to such Mortgage Loans in the possession of Seller’s Custodian, other than Trailing Documents, which may be by internal delivery with the Custodian if Purchaser’s and Seller’s Custodian are the same entity;

(iv) With respect to such Mortgage Loans, Seller’s accounting to the Purchaser of the Related Escrow Account funds, of outstanding T & I Advances, suspense, and partial and unapplied funds, made in accordance with the Servicing Agreements and the Interim Servicing Addendum; and

(v) The Transfer Confirmation.

(b) Within seventeen (17) Business Days following each Servicing Transfer Date, Purchaser shall pay the Seller, by wire transfer of immediately available federal funds to an account designated by Seller, an amount equal to one hundred percent (100%) of all delinquent P & I Advances funded or reimbursed by or on behalf of the Seller under the Servicing Agreements relating to the Mortgage Loans as to which the related Mortgage Servicing Rights were transferred on such Servicing Transfer Date, which were properly made by Seller under, and to which Seller is entitled to reimbursement of pursuant to, such Servicing Agreements, and for which Seller has not previously been reimbursed; provided that the following conditions have been satisfied:

(i) The transfer of servicing from the Seller to Purchaser has occurred under the Agreement pursuant to Section 3.02(a); and

(ii) Within seven (7) Business Days prior to the required payment by Purchaser, the Seller has provided Purchaser with customary documentation and support, which may be in electronic form, for all properly made P & I Advances as to which Seller is entitled to recovery, accrued but not recovered or reimbursed through the close of business of the day prior to each Servicing Transfer Date including documentation related to loan level delinquent P & I Advances; provided that the right of Purchaser to withhold payment for such P & I Advances for insufficient documentation and support shall apply only to the P & I Advances with respect to the Mortgage Loans without such documentation and support.

(c) Within thirty (30) Business Days after each Servicing Transfer Date, Purchaser shall pay the Seller, by wire transfer of immediately available federal funds to an account designated by Seller, an amount equal to one hundred percent (100%) of all Corporate Advances, funded by or on behalf of the Seller under the Servicing Agreements relating to the Mortgage Loans as to which the related Mortgage Servicing Rights were transferred on such Servicing Transfer Date, which were properly made by Seller under, and to which Seller is entitled to reimbursement of pursuant to, such Servicing Agreements, and for which Seller has not previously been reimbursed; provided that the following conditions have been satisfied:

(i) The transfer of servicing from the Seller to Purchaser has occurred under the Agreement pursuant to Section 3.02(a); and

(ii) No later than seven (7) Business Days prior to the required payment by Purchaser, the Seller has provided Purchaser with customary documentation and support for all properly made Corporate Advances as to which Seller is entitled to recovery, accrued but not recovered or reimbursed through the close of business of the day prior to such Servicing Transfer Date; provided that the right of Purchaser to withhold payment for such Corporate Advances for insufficient documentation and support shall apply only to the Corporate Advances with respect to the Mortgage Loans without such documentation and support.

(d) T & I Advances shall be recovered by Seller in accordance with Section 7.08.

(e) Notwithstanding anything in this Agreement to the contrary, with respect to Advances made by the Seller between the Sale Date or Subsequent Sale Date, as applicable, and the applicable Servicing Transfer Date, Purchaser shall reimburse Seller for ordinary deductions from the calculation of either insurance or guaranty benefits by an Insurer or reimbursement of Advances by an Investor assuming the servicer complied with Applicable Requirements, including, without limitation, payment of interest by FHA at the debenture rate rather than the Mortgage Note rate and deductions for a portion of expenses and interest; provided, that, for the avoidance of doubt, Purchaser shall not be liable under this Section 3.02(e) to the extent that any such amounts relate to acts or omissions by Seller prior to such applicable Servicing Transfer Date that are not in compliance with the Applicable Requirements. Such reimbursement for non-recoverable Advances also shall include non-recoverable Advances that are required or authorized to be made pursuant to Applicable Requirements; provided, in the case of such non-recoverable Advances that are authorized (but not required) to be made pursuant to Applicable Requirements, only to the extent they are made in a manner consistent with past practice.

Section 3.03 Correction of Errors.

If, prior to or subsequent to the payment of any amounts due under this Article III to either Party, the outstanding principal balance of any Mortgage Loan or any applicable Advance is found to be in error, or if for any reason the Purchase Price or such other amounts is found to be in error, or if any payments made or not made under the Interim Servicing Addendum are not correct, the Parties shall mutually agree to an appropriate adjustment (and an associated reconciliation statement or other such documentation with respect to such adjustment), and the Party benefiting from the error shall pay to the other Party an amount sufficient to correct and reconcile the Purchase Price or such other amounts, as mutually agreed by the Parties, and if the correction is to the Purchase Price, such payment shall be accompanied by a payment of interest on the applicable amount computed at the Federal Funds Rate for the period from the Sale Date to the date of payment in full of such amount. Such amounts shall be paid by the applicable Party within ten (10) Business Days from receipt of satisfactory written verification of amounts due; provided, however, that if the Parties cannot agree on such amounts within such ten (10) Business Day period, a disputing Party shall promptly deliver to the other Party a written notice specifying the nature of its dispute (in reasonable detail) and the Parties shall promptly (and, in any event, within ten (10) Business Days thereafter) invoke the dispute resolution proceeding set forth in Section 12.10(i) hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO SELLER

As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the Effective Date and, as applicable, the Sale Date and any Subsequent Sale Date as follows:

Section 4.01 Due Organization and Good Standing.

Seller is a national association duly organized, validly existing and in good standing under the laws of the United States. Seller is authorized to transact business in each jurisdiction in which Seller transacts business, and in each jurisdiction where a Mortgaged Property is located, in accordance with Applicable Requirements, except where the failure to be so qualified has not and would not reasonably be expected to, individually or in the aggregate, (A) result in a Seller Material Adverse Effect, (B) impair in any material respect the ability of Seller to perform its obligations under this Agreement or the Transaction Documents or (C) prevent or materially impede or delay the consummation of any of the Transactions.

Section 4.02 Authority and Capacity.

Seller has all requisite power, authority and capacity, subject to approvals required pursuant to Section 7.02 and such other consents and approvals as are required hereunder, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all necessary action. This Agreement constitutes, and each other applicable Transaction Document constitutes or will constitute, a valid and legally binding agreement of Seller enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Seller of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally, and by general equity principles.

Section 4.03 Title to the Purchased Assets.

Seller is, or as of the Sale Date or any Subsequent Sale Date, as applicable, shall be, the sole and lawful owner of all right, title and interest in and to the Purchased Assets sold on the Sale Date or any such Subsequent Sale Date in accordance with Applicable Requirements, is responsible for the maintenance of the Related Escrow Accounts and Custodial Accounts, and has, or as of the Sale Date or any Subsequent Sale Date, as applicable, shall have, the sole right and authority, subject to any required Servicing Agreement Consents or otherwise, to transfer the Purchased Assets sold on the Sale Date or any such Subsequent Sale Date, including the rights to reimbursement for related Advances paid for by Purchaser as contemplated hereby. The transfer, assignment and delivery of the Purchased Assets, including the rights to reimbursement for Advances paid for by Purchaser and of the Related Escrow Accounts and Custodial Accounts, as applicable, shall vest in Purchaser all rights to the Purchased Assets in accordance with Applicable Requirements, free and clear of any and all claims, charges, defenses, offsets and encumbrances of any kind or nature whatsoever.

Section 4.04 Effective Agreements.

The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, compliance with the terms hereof and thereof, and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its charter or bylaws, or, upon obtaining the Servicing Agreement Consents, any instrument or agreement to which it is a party or by which it is bound or which affects the Purchased Assets, or any Applicable Requirements applicable to it or to the Purchased Assets, which violation, breach or default would reasonably be expected to (A) result in a Seller Material Adverse Effect, (B) impair in any material respect the ability of Seller or any of its applicable Affiliates to perform its obligations under this Agreement or any of the Transaction Documents or (C) prevent or materially impede or delay the consummation of the Transactions; or result in the creation or imposition of any lien, charge or encumbrance upon, any Purchased Assets or any of the Mortgage Loans.

Section 4.05 Membership and Standing.

(a) MERS Membership. Seller is an approved member in good standing of the MERS system.

(b) Seller/Servicer Standing. Seller is (i) an approved servicer, seller/servicer or issuer, as applicable, of mortgage loans for HUD, FNMA, FHLMC, GNMA, FHA, RHS and VA, (ii) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer under any of the Servicing Agreements and applicable law, and (iii) qualified to act as the servicer under each Servicing Agreement, and no event has occurred which would make any Seller unable to comply with all such eligibility requirements or which would require notification to FNMA, FHLMC, GNMA, FHA, RHS or VA. Seller has not received any written notice from any Governmental Entity that it intends to terminate or restrict Seller’s status as an approved servicer in its programs for which Seller is registered, approved or authorized.

Section 4.06 Consents, Approvals and Compliance.

Except for the Servicing Agreement Consents, there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by Seller of its obligations hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES AS TO

PURCHASED ASSETS

Subject to and as limited by Section 5.12, Seller represents and warrants to Purchaser as of the Effective Date and, as applicable, the Sale Date, any Subsequent Sale Date, and, with respect to Section 5.03 only, the applicable Servicing Transfer Date, as follows, irrespective of either the truth or accuracy or such representations and warranties or Seller’s or Purchaser’s knowledge of the truth or accuracy of such representations and warranties:

Section 5.01 Servicing.

(a) Compliance.

(i) (A) Each Mortgage Loan conformed and conforms to the Applicable Requirements in all material respects, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Investor or Insurer upon such sale, issuance of insurance or pooling, except in each case where such failure to conform or ineligibility would not be the contractual or legal responsibility of the Purchaser as the transferee under the applicable Servicing Agreement or by virtue of the applicable Tri-Party Agreement; (B) each Mortgage Loan has been originated, underwritten and serviced in compliance with all Applicable Requirements in all material respects, except where such lack of compliance would not be the contractual or legal responsibility of the Purchaser as the transferee under the applicable Servicing Agreement or by virtue of the applicable Tri-Party Agreement and (C) Seller is not otherwise in default with respect to Seller’s obligations under the Applicable Requirements.

(ii) Each Mortgage Loan that is identified as having FHA insurance on the Mortgage Loan Schedule or that is required to have FHA insurance has such FHA insurance under the standard provisions of the FHA program. Each Mortgage Loan that is identified as a VA guaranteed Mortgage Loan on the Mortgage Loan Schedule or that is required to be so guaranteed is so guaranteed by the VA, under the standard provisions of the VA program. Each Mortgage Loan which is required pursuant to Applicable Requirements or which is represented by Seller to have mortgage insurance or a guaranty certificate has such mortgage insurance or a guaranty certificate, except where the lack of such mortgage insurance or a guaranty certificate would not be the contractual or legal responsibility of the Purchaser as transferee under the applicable Servicing Agreement or by virtue of the applicable Tri-Party Agreement, and has an accurate holder identification for purposes of filing claims. All provisions of such insurance policies or guarantees have been and are being complied with in all material respects, all premiums due thereunder have been paid, and such policies and/or guarantee are in full force and effect, except where the lack of compliance or the lapse or invalidity of policies or guarantees would not be the contractual or legal responsibility of the Purchaser as transferee under the applicable Servicing Agreement or by virtue of the applicable Tri-Party Agreement.

(iii) Schedule 5.01(a)(iii) sets forth all judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Mortgage Servicing Right for which Purchaser is legally or contractually responsible as the transferee of the Mortgage Servicing Rights.

(b) Servicing Rights.

(i) Seller owns all right, title and interest in and to the Mortgage Servicing Rights free and clear of all liens, and has the sole right to act as servicer with respect to the Mortgage Loans pursuant to and subject to the terms and conditions of the Servicing Agreements.

(ii) Seller has not engaged any subservicers, subcontractors or other agents to perform any of its duties under any of the Servicing Agreements, other than engagements that are permitted by, and are in compliance in all material respects with the requirements of, the applicable Servicing Agreements, and all fees and expenses due and payable to any such subservicer, subcontractor or agent as of the Sale Date or any Subsequent Sale Date in connection therewith have been paid, or will be paid before overdue, by Seller.

(c) Servicing Agreements.

(i) Schedule 5.01(c)(i) contains a preliminary list of all PLS Servicing Agreements in effect, and the Seller shall deliver a final list of such Servicing Agreements within thirty (30) days of the execution of this Agreement. Seller has heretofore made available to Purchaser true and complete copies or electronic versions of each such Servicing Agreement on Schedule 5.01(c)(i), and shall make substantively true and complete copies or electronic versions of each such Servicing Agreement to be added to the final Schedule 5.01(c)(i) as found.

(ii) None of the Agency Servicing Agreements impose terms and conditions that materially increase the obligations in connection with the Servicing of the Mortgage Loans beyond that stated in the applicable Guides and that would apply to the Purchaser as the transferee of the Mortgage Servicing Rights.

(iii) Except as would not reasonably be expected to materially impair the ability of Purchaser to realize the economic benefits associated with the Transactions, each Servicing Agreement is a valid and binding obligation of the Seller, is in full force and effect, and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(iv) None of the other parties to any of the Servicing Agreements have provided written notice to the Seller that such party will terminate, modify or amend any of the Servicing Agreements or the Seller’s benefits or the Mortgage Servicing Rights under any of the Servicing Agreements.

(d) Mortgage Pools. All pools of Mortgage Loans have been initially certified, and all such pools shall be, when transferred to Purchaser, eligible for final certification and/or recertification, as applicable, and in each case only if required by Applicable Requirements, by Purchaser or the Custodian in accordance with Applicable Requirements and, for the avoidance of doubt, each Mortgage Loan included in a GNMA Mortgage Pool meets all eligibility requirements of GNMA for inclusion in such GNMA Mortgage Pool, and each such GNMA Mortgage Pool is properly balanced and fully funded. The Collateral Files to be delivered to Purchaser will include all documents customarily available as of the time of delivery that are necessary in order for Purchaser or the Custodian to finally certify and/or recertify the pools of Mortgage Loans, if required by and in accordance with the Applicable Requirements, except for those documents that are required as a result of the Transactions.

Section 5.02 Recourse Status.

All of the Mortgage Loans shall be without Recourse to Purchaser as the transferee of the Mortgage Servicing Rights.

Section 5.03 Advances.

(a) All Advances paid for by Purchaser to Seller or net against amounts paid over by Seller to Purchaser hereunder were made and are eligible for reimbursement in accordance with Applicable Requirements, except as provided in Section 3.02(e) hereof, are carried on the books of Seller at values determined in accordance with generally accepted accounting principles, are not subject to any set-off or claim that could be asserted against Seller, or to Seller’s Knowledge, Purchaser, and Seller has not received any notice from any Investor, or any Insurer or other Person in which such Investor, Insurer or Person disputes or denies a claim by Seller for reimbursement in connection with an Advance.

(b) No Advance has been sold, transferred, assigned or pledged by Seller to any Person other than Purchaser. Seller has not taken any action that, or failed to take any action the omission of which, would materially impair the rights of Purchaser with respect to any such Advance.

Section 5.04 Accuracy of Information.

The information (i) in the data tapes provided by Seller, or its agents, to Purchaser on November 30, 2012, and (ii) in the Mortgage Loan Schedules pertaining to the Mortgage Loans, Advances and the Mortgage Servicing Rights, is true and correct in all material respects as of the dates indicated therein. The Mortgage Loan Schedules contain in all material respects a complete and accurate list of all of the Mortgage Servicing Rights sold or intended to be sold, and the related Mortgage Loans, as of the dates indicated therein.

Section 5.05 Delivery of Information.

The Collateral File and Credit and Servicing File for each Mortgage Loan collectively contain all documents and instruments required by the Applicable Requirements for servicing such Mortgage Loan in all material respects in accordance with Applicable Requirements without unreasonable expense or delay which would be caused solely by the condition of the Collateral File or the Credit and Servicing File.

Section 5.06 Repurchase.

There is no pending claim or demand against Seller for repurchase of any Mortgage Loan, or rescission of any MI or denial of an MI claim.

Section 5.07 Servicing Fee Not Sold.

No portion of the base minimum Servicing Fee required under a Servicing Agreement payable by any Investor in connection with the Mortgage Servicing Rights on any Mortgage Loan has been sold, transferred, assigned or pledged by Seller to any third party other than Purchaser.

Section 5.08 Damage, Condemnation, and Related Matters.

There exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against or would materially and adversely affect the value of any Purchased Assets or any Mortgaged Property, or the eligibility of any Mortgage Loan for insurance benefits by any Insurer, except where the existence of such physical damage would not be the contractual or legal responsibility of, or result in any liability to, the Purchaser as transferee under the applicable Servicing Agreement or by virtue of the applicable Tri-Party Agreement.

Section 5.09 No Purchaser Responsibility.

Notwithstanding the sale of the Purchased Assets to Purchaser, if and to the extent and as provided in the Tri-Party Agreements as and when executed, Seller retains any remaining obligations to FNMA and FHLMC as the related Investor under the Servicing Agreements with FNMA and FHLMC, including repurchase, indemnification and make-whole obligations, in respect of a breach of the selling representations and warranties in connection with the sale of the Mortgage Loans to FNMA and FHLMC, or, solely with respect to FHLMC, the failure of Seller or prior servicers to comply with the servicing obligations with respect to the related Mortgage Loans prior to the applicable Servicing Transfer Date.

Section 5.10 Related Escrow and Custodial Accounts.

All Related Escrow Accounts and Custodial Accounts are being and have been maintained in accordance with the Applicable Requirements. Except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan documents and paid to Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account or Custodial Account.

Section 5.11 High Cost Loans.

No Mortgage Loan is classified as a “high cost mortgage” under Section 32 of the Home Ownership and Equity Protection Act of 1994 or is considered a “high cost mortgage” loan or “higher cost mortgage loan” under any other applicable law applicable at the time the loan was originated or any applicable Investor’s anti-predatory lending policy at the time of origination.

Section 5.12 Sole Purpose of Article V Representations and Warranties.

Purchaser acknowledges that Seller is providing the representations and warranties in Article V of this Agreement solely for purposes of establishing the basis on which claims for indemnification may be brought under this Agreement for Losses resulting from or arising out any breach of any such representations and warranties by Seller, irrespective of whether Seller knows or should know of such breach and without disclosure of any such knowledge. Purchaser and Seller further acknowledge that some or all of the representations and warranties in Article V may be untrue, including in all material respects, and that Purchaser and/or Seller (as a result of Seller’s due diligence or otherwise) may have actual knowledge of facts rendering some of such representations and warranties untrue, including in all material respects. In no event shall a breach of any of Seller’s representations and warranties under this Agreement, or Seller’s knowledge or lack of disclosure thereof, be used as evidence of or be deemed to constitute bad faith, misconduct, misrepresentation or fraud by Seller, nor shall Purchaser’s knowledge of any such breach or lack of disclosure by Seller limit in any way Purchaser’s rights to seek indemnification under this Agreement. Purchaser acknowledges that its sole remedy for any breach of any representation or warranty in Article V is a claim for indemnification under this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as of the Effective Date, the Sale Date and any Subsequent Sale Date as follows:

Section 6.01 Due Organization and Good Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to transact business in each jurisdiction in which such qualification is deemed necessary to service the Mortgage Loans and has all related licenses, registrations, permits, and approvals required in accordance with Applicable Requirements, except where the failure to be so qualified has not and would not reasonably be expected to, individually or in the aggregate, (A) result in a Purchaser Material Adverse Effect, (B) impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or the Transaction Documents or to acquire and operate the Purchased Assets or (C) prevent or materially impede or delay the consummation of any of the Transactions.

Section 6.02 Authority and Capacity.

Purchaser has all requisite limited liability company power, authority and capacity, subject to approvals required pursuant to Section 7.02 and such other consents and approvals as are required hereunder, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all necessary action. This Agreement constitutes, and each other applicable Transaction Document constitutes or will constitute, a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Purchaser of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

Section 6.03 Effective Agreements.

The execution, delivery and performance of this Agreement by Purchaser, its compliance with the terms hereof and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of formation, limited liability company agreement, or other organizational documents and agreements, or, upon obtaining Investors’ approvals, any instrument or agreement to which it is a party or by which it is bound or which affects the Purchased Assets, or any Applicable Requirements applicable to it or to the Purchased Assets.

Section 6.04 Sophisticated Purchaser.

The Purchaser is a sophisticated investor and its bid and decision to purchase the Servicing Rights is based upon the Purchaser’s own independent experience, knowledge, due diligence and evaluation of the Transactions. The Purchaser has relied solely on such experience, knowledge, due diligence and evaluation and has not relied on any oral or written information provided by Seller or Seller’s agents other than the Offering Materials and the representations and warranties made by Seller herein.

Section 6.05 Purchaser/Servicer Standing.

Purchaser is (i) an approved servicer, seller/servicer or issuer, as applicable, of mortgage loans for HUD, FNMA, FHLMC, GNMA, FHA, RHS and VA and is in good standing with the requisite financial criteria and adequate resources to complete the Transactions on the conditions stated herein, (ii) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer under all of the Servicing Agreements and applicable law, (iii) an approved servicer for any nationally recognized Insurers providing MI on the Mortgage Loans, and (iv) qualified to act as, and satisfies all the criteria for acting as, the servicer under each Servicing Agreement, and no event has occurred which would make Purchaser unable to comply with all such eligibility requirements or which would require notification to HUD, FNMA, FHLMC, GNMA, FHA, RHS or VA. Purchaser has not received any written notice from any Governmental Entity that it intends to terminate or restrict Purchaser’s status as an approved servicer in its programs for which Purchaser is registered, approved or authorized.

Section 6.06 MERS Membership.

Purchaser is an approved member in good standing of the MERS system.

Section 6.07 Financial Ability.

Purchaser will have (when required under this Agreement) immediate access to all funds necessary to pay the Purchase Price and related fees and expenses and Purchaser will have (when required under this Agreement) the financial capacity to perform all of its other obligations under this Agreement.

Section 6.08 No Regulatory Impediment.

To Purchaser’s knowledge, there is no fact or circumstance relating to Purchaser’s business, operations, financial condition or legal status that might reasonably be expected to impair in any material respect its ability to obtain all consents, orders, authorizations, and approvals from any governmental authority necessary for the consummation of the purchase of the Mortgage Servicing Rights within the time period contemplated by this Agreement.

Section 6.09 Consents, Approvals and Compliance.

Except for the Servicing Agreement Consents, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by Purchaser of its obligations hereunder.

Section 6.10 Servicer Participation Agreement.

Purchaser is a party in good standing to a Servicer Participation Agreement with FNMA, acting on behalf of the U.S. Department of the Treasury, for the implementation of HAMP, and such Servicer Participation Agreement is not subject to any termination based on a breach or default by Purchaser.

ARTICLE VII

COVENANTS

Section 7.01 Assignments.

(a) With respect to those Mortgage Loans registered with MERS as of the Sale Date or any Subsequent Sale Date, as applicable, Seller shall, within fourteen (14) days of the applicable Servicing Transfer Date, notify MERS, in accordance with MERS’ operating procedures, of the sale of the Mortgage Servicing Rights, and shall be responsible for the fees of MERS related to reflecting Purchaser as the owner of the Mortgage Servicing Rights. Seller shall provide Purchaser or its designee with the MERS mortgage loan identification number for each MERS-registered Mortgage Loan pursuant to Section 7.07.

(b) Within ninety (90) days after each Servicing Transfer Date, Seller, at its expense, shall prepare and send for recordation Assignments of Mortgage (which in all cases shall be accompanied with a check attached thereto in the appropriate amount for payment therefor) for any related Mortgage Loan that is not assigned of record to and registered with MERS as of such Servicing Transfer Date, in compliance with the applicable Servicing Agreements and the protocol detailed on Exhibit I; provided, that, prior to such Servicing Transfer Date, Seller and Purchaser shall mutually agree to a list of such related Mortgage Loans (and Seller shall provide Purchaser with any documentation reasonably requested by Purchaser in connection therewith); provided, further, that, in the case of any such related Mortgage Loans subject to foreclosure proceedings, such Assignments of Mortgage shall not be recorded, but shall be sent by Seller to either Purchaser or the applicable foreclosure attorney (at Purchaser’s direction). Seller shall indicate to the applicable recording office that recorded Assignments of Mortgage should be returned to Purchaser, and Purchaser shall have responsibility for tracking the recording and return of the Assignments of Mortgage. Seller shall assure that all necessary documentation pursuant to Applicable Requirements related to demonstrating the chain of title for all loans is available, and provided, for Purchaser’s use, and if any such documentation is inadequate shall timely create, make available and provide such documentation for Purchaser, and take such steps as necessary to, properly record, assign or endorse the Mortgage Loans and the Mortgage Servicing Rights. In the event that any such Assignment of Mortgage prepared by Seller pursuant to this Section 7.01(b) is reasonably determined by Purchaser to be deficient, Seller shall promptly reimburse Purchaser for its reasonable out-of-pocket costs (which costs include, for the avoidance of doubt, reasonable fees of third party vendors which may be outside counsel) to rectify such Assignment of Mortgage and re-send it for recordation.

(c) Prior to the applicable Servicing Transfer Date, Seller shall provide Purchaser with a list of the names of each predecessor or Affiliate (or predecessor of each such Affiliate) of Seller (in each case, including any former names thereof) that may be relevant to Purchaser’s verification of the chain of title of any Mortgaged Property.

Section 7.02 Servicing Agreement Consents and Notices.

From the date hereof until the Sale Date, the Seller shall use its commercially reasonable efforts to obtain the Servicing Agreement Consents on or prior to the Sale Date (including by using such efforts to mail the required consent requests to the applicable third parties as soon as reasonably practicable following the Effective Date), and Purchaser shall use its commercially reasonable efforts to cooperate with the Seller to obtain such Servicing Agreement Consents. If any Servicing Agreement Consent is not obtained on or prior to the Sale Date with respect to any Servicing Agreement, Seller shall continue to use its commercially reasonable efforts to obtain such Servicing Agreement Consent until the Termination Date, and Purchaser shall continue to use its commercially reasonable efforts to cooperate with the Seller to obtain such Servicing Agreement Consent during such period. Prior to each Servicing Transfer Date, Purchaser and the Seller shall (i) execute (or cause to be executed) and deliver the documents required by the applicable Investors in connection with the transfer of the related Mortgage Servicing Rights and, as applicable, the Servicing Agreements, hereunder, in form and substance reasonably satisfactory to both Parties, and (ii) cooperate with each other to transfer (to the extent permitted by the applicable Investor) from Seller to Purchaser the benefit of any waivers granted by Investors directly related to Servicing the Mortgage Loans (which, for the avoidance of doubt, includes waivers related to Collateral Files), including with respect to Mortgage Loan Documents required to be held in the Collateral File. In addition, from the date hereof until the Sale Date or any Subsequent Sale Date, as applicable, the Seller shall use its commercially reasonable efforts to provide all notices to third parties required under the Servicing Agreements in connection with the Transactions. From the date hereof until the Termination Date, Seller shall provide to Purchaser a report and reasonable evidence on a periodic basis (no less frequently than monthly) of its receipt of the Servicing Agreement Consents.

Section 7.03 Transfer Notices.

(a) Seller shall provide servicing transfer notices and any other similar notices to the Mortgagors as may be required under the Applicable Requirements, including the Federal Real Estate Settlement Procedures Act codified § 2601 et seq. and implemented by Regulation X, 24 C.F.R. Part 3500. Within fifteen (15) days following each Servicing Transfer Date, but not before any such Servicing Transfer Date unless agreed to in writing by Seller, the Purchaser shall deliver to each related Mortgagor a “Welcome Letter” in accordance with the Applicable Requirements and at Purchaser’s own cost and expense. No less than three (3) weeks prior to such Servicing Transfer Date, each Party shall submit to the other Party its form of such “Welcome Letter” or “Goodbye Letter” for review and approval. Purchaser shall not contact any Mortgagors prior to such Servicing Transfer Date unless agreed to in writing by Seller.

(b) Within thirty (30) days after each Servicing Transfer Date, (i) the Seller shall, in accordance with applicable Insurer requirements, provide written notice of the transfer to any Insurer requiring such notice; provided, however, that the Seller may give aggregate notice whenever possible, and (ii) the Seller shall notify related tax-bill services of the transfer. The form of all notices by the Seller pursuant to this Section 7.03(b) shall be subject to the review and reasonable approval of the Purchaser upon Purchaser’s request.

(c) If required by an Investor, and mutually agreed by the Parties, Purchaser may make one (1) post-Servicing Transfer Date ACH or other alternative form of withdrawal with respect to each Mortgagor under a Mortgage Loan owned by such Investor specified by Seller by a mutually agreed date, based on the ACH information provided by Seller. Purchaser shall obtain a new authorization from each such Mortgagor in accordance with Applicable Requirements prior to making any ACH or other alternative forms of withdrawals other than such mutually agreed one (1) post-Servicing Transfer Date ACH or other alternative form of withdrawal. Notwithstanding anything to the contrary in any Transaction Documents, Purchaser acknowledges and agrees that Seller shall not be responsible for Purchaser’s compliance with Applicable Requirements in using such information for any post-Servicing Transfer Date ACH or other alternative form of withdrawal, or liable to Purchaser for any Losses resulting therefrom.

(d) In connection with any Mortgage Loans subject to bankruptcy proceedings, the Purchaser shall file transfers of claims as required by Applicable Requirements, including Rule 3001(e) of the Federal Rules of Bankruptcy Procedure; provided, that Seller shall promptly deliver to Purchaser (upon Purchaser’s request) any information and documentation that is reasonably necessary for Purchaser to comply with this Section 7.03(d); provided further, that, in the event Seller fails to deliver applicable proof of claim-related information (which information shall include accurate post-petition due date and proof of claim data) within thirty (30) days following each applicable Servicing Transfer Date to Purchaser (whether or not requested thereby), Seller shall promptly reimburse Purchaser for any expense in excess of $15.00, but no more than $50.00, per Mortgage Loan subject to bankruptcy proceedings incurred by Purchaser in complying with this Section 7.03(d) as a result of not receiving such proof of claim-related information. The form of all notices by Purchaser pursuant to this Section 7.03(d) shall be subject to the review and reasonable approval of Seller upon Seller’s request.

Section 7.04 Real Estate Taxing Authorities.

(a) Prior to each applicable Servicing Transfer Date, Seller shall be responsible for any tax penalties incurred due to incorrect or missing tax records processed or provided by Seller or Seller’s tax service agent to Purchaser.

(b) If a Mortgage Loan is escrowed, Seller shall pay or cause to be paid, prior to each applicable Servicing Transfer Date, all tax bills (including any applicable penalties and interest) with tax due dates prior to or within thirty (30) calendar days following such Servicing Transfer Date, but only if the tax bill was issued by the taxing authority at least thirty (30) calendar days prior to such Servicing Transfer Date. Purchaser shall pay or cause to be paid all other tax bills when due. Seller will promptly forward tax bills issued by the taxing authority less than thirty (30) calendar days prior to such Servicing Transfer Date, to be paid by Purchaser.

(c) Purchaser shall not be responsible for any tax penalties on escrowed Mortgage Loans (including any loss of discount for which a Mortgagor or any third party for the benefit of the Mortgagor has a legal claim) on Mortgage Loans for which the related tax due date occurs prior to or within thirty (30) calendar days following each applicable Servicing Transfer Date, but only if the tax bill was issued by the taxing authority at least thirty (30) calendar days prior to such Servicing Transfer Date. Purchaser shall be responsible for any other tax penalties.

(d) For all escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after each applicable Servicing Transfer Date a current list of such Mortgage Loans that have taxes or assessments that were due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due.

(e) If Seller does not provide to Purchaser a life of loan tax service contract for a Mortgage Loan, Seller shall provide all information required by Purchaser or Purchaser’s tax monitoring vendor with respect to such real estate taxes.

Section 7.05 Hazard, Mortgage and Flood.

(a) For all escrowed Mortgage Loans, Seller shall pay or cause to be paid, prior to each applicable Servicing Transfer Date, all insurance bills with policy due dates prior to or within thirty (30) calendar days following such Servicing Transfer Date, if such insurance bills have been issued by insurance companies at least thirty (30) calendar days prior to such Servicing Transfer Date. Purchaser shall pay or cause to be paid all other insurance bills. Seller will promptly forward insurance bills issued by the insurance companies less than thirty (30) calendar days prior to such Servicing Transfer Date, to be paid by Purchaser.

(b) For all escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after each applicable Servicing Transfer Date a current list of Mortgage Loans that have hazard and MI insurance premiums and/or assessments that are due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due.

(c) For all escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after each applicable Servicing Transfer Date a current list of Mortgage Loans that have flood insurance premiums and/or assessments that were due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due.

(d) Seller shall provide all information required by Purchaser or Purchaser’s flood service monitoring vendor with respect to such flood insurance.

Section 7.06 Delivery of Mortgage Loan Documentation and Information.

(a) Seller shall provide Purchaser with prior written notice of the carrier, shipping arrangements and insurance arrangements, if applicable, with respect to the delivery of the Collateral Files and Credit and Servicing Files with respect to the Mortgage Loans.

(b) Within five (5) Business Days after receipt of a Trailing Document by Seller or Custodian, Seller shall provide, or cause to be provided, such Trailing Document to Purchaser’s Custodian.

(c) No later than five (5) Business Days after each applicable Servicing Transfer Date, Seller shall provide, or cause to be provided, to Purchaser true and correct originals or copies or electronic, ..tif, .pdf, .xls or .doc formats of any and all Collateral Files and Credit and Servicing Files, in each case as are material to the Servicing of the Mortgage Loans transferred on such Servicing Transfer Date in compliance with all Applicable Requirements. Any costs and expenses to deliver the aforementioned files and information shall be borne by the Seller and any costs and expenses to convert such files and information into the format required by the Purchaser shall be borne by the Purchaser.

(d) Without limiting the generality of Section 7.07, from the date that is thirty (30) days prior to each applicable Servicing Transfer Date until the date that is thirty (30) days after such Servicing Transfer Date (or until Credit and Servicing Files in possession of or on behalf of Seller have been provided to Purchaser by Seller, whichever is later), Seller shall provide Purchaser with access to Seller’s web portal containing such Credit and Servicing Files.

(e) Anything to the contrary contained in this Agreement notwithstanding, except for Applicable Requirements which must be satisfied, with respect to each Mortgage Loan, Seller may deliver any documents required to be delivered to Purchaser by means of electronic data containing the relevant information or a computer disk containing scanned images of some or all documents relating to the Mortgage Loan; provided, that any such electronic data shall be in a format mutually agreed upon by the Parties, and any such electronic documents shall be identified by a loan number and document name or index, with cross-reference provided for document type indices.

Section 7.07 Delivery of Servicing System Information.

Prior to each applicable Servicing Transfer Date, the Seller shall furnish or cause to be furnished to the Purchaser preliminary Mortgage Loan data reflecting the status of payments, balances and other pertinent information necessary to service the related Mortgage Loans, along with any other pertinent information reasonably requested by Purchaser. Seller shall provide to Purchaser, on conversion files meeting the specifications of Exhibit C, or as otherwise agreed to by the Parties, that data relating to the Mortgage Loans that is necessary for the proper servicing of the Mortgage Loans or to ensure compliance with the Servicing Agreements. Final conversion files shall be provided no later than two (2) Business Days after the most recent Cutoff Date.

Section 7.08 Related Escrow Account Balances.

No later than five (5) Business Days after each applicable Servicing Transfer Date, Seller shall:

(a) Provide Purchaser by wire transfer of immediately available federal funds the net escrow amount (net of Seller’s unrecovered and unreimbursed, T & I Advances as to which Seller is entitled to recovery), loss drafts, suspense balances, any buydown balances and any unapplied funds associated with the Mortgage Loans as to which the related Mortgage Servicing Rights were transferred on such Servicing Transfer Date or, if such amount is a negative number, the Purchaser shall provide Seller by wire transfer of immediately available federal funds such negative amounts to Seller; and

(b) Provide Purchaser with an accounting statement sufficient to enable Purchaser to reconcile the balances referred to in Section 7.08(a) above with the accounts of the related Mortgage Loans.

Section 7.09 Payoffs, Assumptions, Modifications, Refinancings; Short Sales and Deeds in Lieu.

(a) Seller and Purchaser shall cooperate with and assist each other, as reasonably requested, in completing any payoff, assumption, modification, short sale, deed in lieu, or other loss mitigation option, in each case that is in process as of each applicable Servicing Transfer Date.

(b) Purchaser shall accept and continue processing any pending loan modification requests related to the Mortgage Loans. Purchaser shall honor all trial and permanent loan modification agreements entered into by Seller, and make any related required filings with Governmental Entities, Agencies, Investors and Insurers in accordance with Applicable Requirements. After each applicable Servicing Transfer Date, Purchaser shall service all Mortgage Loans eligible for HAMP modifications in accordance with HAMP. Seller and Purchaser acknowledge and agree that, if and to the extent required by Applicable Requirements, Mortgagors are third party beneficiaries of the first two sentences of this Section 7.09(b).

(c) Seller shall complete the processing, underwriting, closing and funding of eligible requests and applications by Mortgagors to refinance Mortgage Loans in process as of the Sale Date under HARP where the resulting mortgage loan is intended for sale to the Investor, in accordance with Applicable Requirements. Seller shall sell the resulting mortgage loans to the applicable Investor and concurrently transfer the related mortgage servicing rights to the Purchaser (upon and subject to the same terms and conditions as set forth in this Agreement with respect to the Mortgage Servicing Rights, including, for the avoidance of doubt, as set forth in Articles IV, V, VII, VIII and XI). Seller shall be entitled to retain all income and obligated to pay all expenses in connection with the origination and sale of such mortgage loans, and Purchaser shall not be obligated to pay any additional consideration for the related mortgage servicing rights.

Section 7.10 Mortgage Loan Payments and Trailing Bills Received After Servicing Transfer Date.

(a) All payments pertaining to Mortgage Loans with respect to which the related servicing is transferred on each applicable Servicing Transfer Date that are received by Seller after such Servicing Transfer Date, and until ninety (90) days thereafter, shall be forwarded by Seller to Purchaser by wire, or at Seller’s discretion if such funds or payments are received by check, by overnight delivery, with the check date stamped, within seven (7) Business Days following Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within ten (10) Business Days of Seller’s receipt. On and after the date which is ninety (90) days after each applicable Servicing Transfer Date, any payments or other funds remitted by a borrower and received by Seller shall, at Seller’s discretion, be returned to the related borrower, or forwarded to the Purchaser or its designee as described above within seven (7) Business Days following Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within ten (10) Business Days of Seller’s receipt. Payments shall be forwarded to the Purchaser or its designee as described above until Purchaser has been able to notify the borrower to change the payee to Purchaser from Seller. Any funds or payments by any other Person shall be forwarded by Seller, to Purchaser’s designee by wire or at Seller’s discretion if such funds or payments are received by check, by first class mail if such funds or payments are received by check within seven (7) Business Days of Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within ten (10) Business Days of Seller’s receipt.

(b) Seller will promptly forward, or cause vendors to send, to Purchaser any bills, invoices, statements or other notices of required payment for which the servicer of the Mortgage Loans is responsible pursuant to Applicable Requirements (e.g., taxes and insurance) that are received by Seller or prepared by such vendors after each applicable Servicing Transfer Date, whether related to the period before or after, or services provided before or after, such Servicing Transfer Date, and Purchaser shall promptly remit payment to such vendors as required in such servicing bills, invoices, statements or other notices of required payment; provided, that (i) notwithstanding the generality of the foregoing, such bills, invoices, statements or other notices of required payment received by Seller within fifteen (15) days after such Servicing Transfer Date shall be forwarded in the ordinary course to Purchaser within five (5) days thereafter for payment by Purchaser and (ii) if the payment of any such bill, invoice, statement or other notice of required payment (whether or not forwarded to Purchaser within the foregoing time period) pertained to the period prior to such Servicing Transfer Date and will reasonably be expected to result in a Loss to Purchaser for which Purchaser will not otherwise receive payment or reimbursement from any Investor or Mortgagor or is not otherwise the responsibility of Purchaser pursuant to Section 3.02(e), such bill, invoice, statement or other notice of required payment will be promptly returned by Purchaser to Seller for payment by Seller.

Section 7.11 Misapplied and Returned Payments.

Misapplied and returned payments shall be processed as follows:

(a) Both Parties shall reasonably cooperate in correcting misapplication errors;

(b) The Party who discovers or receives notice of a misapplied payment shall immediately notify the other Party;

(c) Subject to Section 3.03 hereof, if a misapplied payment has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the Party shorted by the improper payment application within ten (10) Business Days after notice thereof by the other Party; and

(d) If any Mortgagor’s check presented to Seller prior to each Servicing Transfer Date is returned unpaid to Seller for any reason subsequent to each Servicing Transfer Date, Seller shall immediately forward the original unpaid check to Purchaser and Purchaser shall reimburse Seller therefor promptly upon Seller’s demand.

Section 7.12 Servicing Obligations.

(a) From the date hereof, until each applicable Servicing Transfer Date and subject to Sections 7.12(b)(ii) and 7.12(b)(iii), and as further provided for in that Interim Servicing Addendum, if applicable, Seller shall pay, perform and discharge all liabilities and obligations relating to the Servicing, including all liabilities and obligations under the Mortgage Loan Documents, and the Applicable Requirements; and shall pay, perform and discharge all the rights, obligations and duties with respect to the Related Escrow Accounts as required by an Investor, the Mortgage Loan Documents and all Applicable Requirements.

(b) On and after each applicable Servicing Transfer Date (except with respect to and as specified in Section 7.12(b)(ii)):

(i) Purchaser shall pay, perform and discharge all liabilities and obligations relating to the Servicing and Mortgage Servicing Rights arising after such Servicing Transfer Date, including all liabilities and obligations under the Mortgage Loan Documents and, subject to Sections 7.12(b)(ii) and 7.12(b)(iii), the Applicable Requirements; and shall pay, perform and discharge all rights, obligations and duties with respect to the Related Escrow Accounts and Custodial Accounts as required by any Investor, Insurer, the Mortgage Loan Documents and, subject to Sections 7.12(b)(ii) and 7.12(b)(iii), all Applicable Requirements. Notwithstanding the foregoing, except as provided in Section 7.17(a) hereof, the Applicable Requirements with which Purchaser is required to comply hereunder shall not include any judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Mortgage Servicing Right and to which Seller is a party and which are not listed on Schedule 5.01(a)(iii), all of which, for the avoidance of doubt, shall remain the sole responsibility of Seller. For the avoidance of doubt, (A) as between the Seller and Purchaser under this Agreement, if, as and to the extent provided in the applicable Tri-Party Agreement, Purchaser is not assuming liabilities of the Seller (1) under Agency-related Servicing Agreements with respect to the Mortgage Servicing Rights that pertain to the period prior to the Sale Date or any Subsequent Sale Date, as applicable, or (2) related to the origination of any Mortgage Loans subject to the Agency-related Servicing Agreements, and (B) Purchaser is not assuming liabilities of the Seller (1) under PLS Servicing Agreements with respect to the Mortgage Servicing Rights that pertain to the period prior to the Sale Date or any Subsequent Sale Date, as applicable, or (2) related to the origination of any Mortgage Loans subject to the PLS Servicing Agreements; provided, that the foregoing clauses (A) and (B) shall not affect in any way Purchaser’s obligations under Section 7.17(a) hereof;

(ii) Prior to the applicable Servicing Transfer Date, Seller and Purchaser shall develop a protocol to identify with particularity the obligations of Purchaser to conduct the Servicing with respect to individual Mortgage Loans in accordance with paragraphs 2, 3, 4, 5, 7, 9, 10, and 11 of the HUD Settlement. Seller shall indemnify, defend and hold Purchaser and its Related Parties harmless from and shall reimburse Purchaser and its Related Parties for any Losses (which, for purposes of this Section 7.12(b)(ii), shall be deemed to include any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of the employees of Purchaser and its Related Parties, and any other loss, cost or expense that ordinarily would be an eligible component of a mortgage insurance payment by HUD but that is ineligible under the HUD Settlement) suffered or incurred by Purchaser or its Related Parties after such Servicing Transfer Date that result from or arise out of (1) Purchaser’s compliance with any such obligations (excluding, for the avoidance of doubt, Purchaser’s failure to comply with any such obligations) and (2) Seller’s failure to comply with the HUD Settlement at any time (i.e., whether such failure to comply occurs prior to or after the Effective Date).

(iii) With respect to the Mortgage Loans, Purchaser covenants with Seller that Purchaser shall comply in all material respects with the servicing standards attached as Exhibit A (Settlement Term Sheet) to the NMS in accordance with their terms. Purchaser shall ensure its compliance with such servicing standards by, among other means, adopting certain of the provisions of Exhibit E (Enforcement Terms) to the NMS consisting of the designation of an independent internal quality control group to perform quarterly compliance reviews based on the “metrics” provided for therein, the adoption and implementation of a related “work plan” and, as applicable, any “corrective action plans,” and the preparation of quarterly reports of the results of its compliance reviews (which such reports shall be available for review by any Governmental Entity that has supervisory authority over Purchaser, including, without limitation, the Consumer Financial Protection Bureau and state licensing authorities). Notwithstanding anything to the contrary herein, the Parties agree that Purchaser is not assuming Seller’s obligations under the NMS and that any financial penalties that Seller may incur by or through the “Monitor” under the NMS as a result of any failure of Purchaser or its Affiliates to comply with the terms of the NMS shall remain the liability and obligation of Seller, except in the case of gross negligence or willful misconduct by Purchaser or its Affiliates; provided, that Seller shall provide prompt written notice to Purchaser following receipt of notice from any Governmental Entity alleging that Purchaser’s conduct constitutes gross negligence or willful misconduct;

(iv) Purchaser and Seller shall manage the litigation with respect to the Mortgage Loans that exists as of the applicable Servicing Transfer Date in accordance with a protocol that will be mutually agreed prior to the initial Servicing Transfer Date; provided, that, in no event shall Purchaser be required to manage or assume any responsibility in respect of defending any class action litigation or, subject to Applicable Requirements, any litigation in which Seller, and not Purchaser, is a defendant; and

(v) Seller shall reasonably cooperate with Purchaser with respect to Purchaser’s performance of its obligations pursuant to this Section 7.12(b), including, but solely with respect to Purchaser’s compliance with the HUD Settlement and Purchaser’s covenant to comply in all material respects with the servicing standards attached as Exhibit A (Settlement Term Sheet) to the NMS in accordance with their terms, by providing Purchaser (upon Purchaser’s reasonable request) with a description of any of Seller’s policies and procedures used thereby in connection with servicing the Mortgage Loans as of the date hereof and by making Seller’s personnel available (at reasonable times and under reasonable conditions) to answer Buyer’s questions with respect to such policies and procedures.

(c) From the date hereof, until each applicable Servicing Transfer Date, and as further provided for in that Interim Servicing Addendum, if applicable, Seller shall at all times be in good standing and authorized to conduct business in each jurisdiction where Seller transacts business and each jurisdiction where a Mortgaged Property is located, except where the failure of Seller to possess such qualifications would not be material to Purchaser.

(d) From the date hereof, until each applicable Servicing Transfer Date, and as further provided for in that Interim Servicing Addendum, if applicable, Seller shall at all times maintain all Related Escrow Accounts in accordance with the Applicable Requirements; and, except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan documents and paid to Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account.

(e) From the date hereof, until each applicable Servicing Transfer Date, and as further provided for in that Interim Servicing Addendum, Seller shall remain an approved Agency Seller/Servicer in good standing with the requisite financial criteria and adequate resources to carry out Seller’s obligations herein, including without limitation under the Interim Servicing Addendum.

Section 7.13 Solicitation Rights.

(a) Subject to Section 7.13(b), following the Sale Date or any Subsequent Sale Date, as applicable, neither Seller nor any of its Affiliates shall solicit the Mortgagors (nor shall Seller or its Affiliates direct any of their agents to solicit Mortgagors) to refinance the prepayment of the Mortgage Loans related to the Mortgage Servicing Rights.

(b) The restrictions under Section 7.13(a) shall not apply to:

(i) Advertising campaigns directed to the general public, including mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements; or

(ii) Solicitations for financial services to any Mortgagor with whom Seller or an Affiliate has an existing customer relationship, unrelated to the Mortgage Loan, including solicitations for refinancing of mortgage loans only to the extent directed at all customers of Seller, or segments thereof that do not principally target the Mortgagors;

provided, however, that Seller and its Affiliates and agents shall not use any proprietary information related to the Mortgagors’ Mortgage Loans to conduct such advertising campaigns or solicitations to refinance the prepayment of the Mortgage Loans related to the Mortgage Servicing Rights.

Section 7.14 Year End Tax Reporting.

Seller shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans during the respective calendar year, for the period prior to each applicable Servicing Transfer Date. Purchaser shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans following each applicable Servicing Transfer Date.

Section 7.15 Cooperation.

Subject to Article XI, and without limiting the application of Sections 7.02, 7.12, 7.16 and 7.17, Seller and Purchaser shall each use its commercially reasonable efforts to cooperate with and assist each other, as reasonably requested, in carrying out the purposes of the Transaction Documents, and in connection with Seller’s obligations to comply with any remediation plan requirements, and any other continuing Seller obligations, with respect to the Purchased Assets. Each Party shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable or otherwise to promptly consummate and make effective the Transactions, (ii) obtain all authorizations, consents or approvals that are or may be or become necessary for the performance of its obligations under the Transaction Documents and the consummation of the Transactions, including the Servicing Agreement Consents, and (iii) fulfill all conditions to such Party’s obligations under this Agreement and the other Transaction Documents as promptly as practicable.

Section 7.16 Supplemental Information.

From time to time prior to and after each applicable Servicing Transfer Date, Seller shall, at its cost and expense, furnish Purchaser with incidental information, which is reasonably available to Seller, supplemental to the information contained in the documents and schedules delivered pursuant to this Agreement, which is necessary for the proper servicing of the Mortgage Loans or to ensure compliance with the Servicing Agreements. Seller shall provide Purchaser with originals of Mortgages and Assignments of Mortgage not previously provided by Seller in accordance with the protocol set forth on Exhibit I.

Section 7.17 Access to Information; Required Actions.

(a) If Seller is subject as an actual or prospective plaintiff or defendant to any claim, action, proceeding, investigation, inquiry, audit, examination, judgment, order (including with respect to the NMS, the HUD Settlement and the Regulator), remediation plan relating to a Mortgage Loan or the Mortgage Servicing Rights or related Servicing, Purchaser, following each applicable Servicing Transfer Date, shall reasonably cooperate with Seller and (i) make available to Seller, at Seller’s expense, all witnesses, pertinent records, data, documentation, materials and information in the Purchaser’s possession or under the Purchaser’s control relating thereto and (ii) implement such loss mitigation and remedial action or take such other actions as is reasonably required by Seller, in each case at Seller’s expense, to prosecute, defend, comply with or otherwise handle such claim, action, proceeding, investigation, inquiry, audit, examination, judgment, order, remediation plan, but subject to applicable laws and appropriate confidentiality agreements with Seller.

(b) Subsequent to each applicable Servicing Transfer Date, each Party shall furnish to the other Party such periodic, special, or other reports or information, and copies or originals of any documents contained in the Credit and Servicing File, for each related Mortgage Loan provided for herein, as may be reasonably requested in furtherance of the fulfillment of the requesting Party’s duties and obligations hereunder, under any Transaction Documents, or under Applicable Requirements, at the requesting Party’s sole cost and expense unless otherwise expressly provided in a Transaction Document, and provided that if any Transaction Document otherwise obligates the requested Party to deliver such materials or information without payment of costs, expense, or other consideration, this Section 7.17(b) shall not obligate the requesting Party to pay such cost or expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the requesting Party may give. Such documents shall be provided reasonably promptly following such a request. Purchaser shall not provide originals or copies of the Credit and Servicing Files to any Person that does not have a right thereto under the applicable Servicing Agreement and Applicable Requirements.

(c) In connection with any action, claim or proceeding concerning MI or insurance with respect to any Mortgage Loan by an Insurer:

(i) Purchaser shall comply with the covenants specified in Exhibit L and, in each case at Seller’s expense, reasonably cooperate with Seller and make available to Seller any communication (including any request for missing documents, notification of impending coverage rescission, notification of impending claim denial, claim denials, coverage rescissions, and curtailments), all witnesses, pertinent records, and any materials and information in Purchaser’s possession or control relating thereto as may be reasonably required by Seller to bring or defend such action, claim or proceeding. The cooperation obligations in this Section shall include the obligation of Purchaser to provide Seller with notice within a reasonable time but no later than fifteen (15) Business Days after Purchaser becomes aware of any such action, claim or proceeding; and

(ii) Upon the request of Seller, Purchaser and Purchaser’s designee shall provide written authorization to the Insurers, if required, to allow Seller to respond to any such action, claim or proceeding directly to an Insurer. Such authorization shall state that Purchaser and Purchaser’s designee, as the case may be, ratify Seller’s ability to take steps the Seller determines to be reasonably necessary to pursue coverage under the MI, bond insurance or other insurance policies, including, without limitation, prosecuting and/or defending litigation and/or arbitration with mortgage insurers with respect to claims made and/or rescissions, denials or curtailments the mortgage insurers have attempted or will attempt to effectuate, as well as settling with mortgage insurers at Seller’s discretion, either in Seller’s own name or as subcontractor or agent for Purchaser, but excluding any MI actions, claims or proceedings that arise from alleged servicing-related activities occurring after each applicable Servicing Transfer Date. At Seller’s request, Purchaser shall appoint Seller as its subcontractor or agent pursuant to the applicable Servicing Agreement for the purpose of accomplishing the foregoing. Purchaser and/or Purchaser’s designee agree to execute all reasonable servicing-related functions pursuant to the terms of any existing or future settlements (copies of which will be provided to Purchaser), including processing claims, premiums, claim payments, etc. in accordance with the terms of a settlement agreement.

(d) Additionally, each Party shall provide the other Party prompt notice of, and provide documents or communications evidencing or relating to: (i) any lawsuit, counterclaim or third party claim involving any Mortgage Loan, or (ii) any repurchase claim made by a third party or any Investor involving any Mortgage Loan, or (iii) any notice of claim cancellation or denial or a rescission of coverage by any mortgage insurance company relating to any Mortgage Loan, which if to Seller shall be sent to the e-mail address specified in the Servicing Transfer Instructions.

(e) Subject to applicable laws, Purchaser shall provide Seller with monthly reports with information about each Mortgage Loan based on the data fields specified in Exhibit H hereto. Seller shall use such information solely to manage its continuing liabilities and obligations with respect to the Mortgage Loans, including its contingent liability, or its Affiliates’ contingent liabilities, to repurchase from, or provide make-whole payments to, any Investor, Insurer or any other Person, including any Agency as more fully described in the Tri-Party Agreements, and for no other purpose.

Section 7.18 Tax, Flood and Other Set Up Costs.

Seller shall bear and pay all fees relating to the transfer of servicing to the Purchaser, including any Investor’s transfer processing fees, assignment preparation and recording fees (including in the case of any deficient assignments that are re-sent for recordation by Purchaser), MERS fees and costs of delivery and deposit expenses for the shipment of the Collateral Files, and the shipment of Credit and Servicing Files to the extent not delivered in the form of electronically imaged copies, to Purchaser and/or Custodian. Seller shall not be responsible for the costs of any tax or flood services contracts, certifications or set up costs, provided that Seller delivers all contracts or information as required by Sections 7.04(e) and 7.05(d), as applicable. If Seller fails to deliver such contracts or information, or such information is incorrect as to any Mortgage Loan, Seller shall bear and pay Purchaser’s actual, out-of-pocket costs and expenses for such contracts, certifications or set up costs for such Mortgage Loans, not to exceed $85.00 per Mortgage Loan for tax services contracts, and not to exceed $10.00 per Mortgage Loan for flood certifications.

Section 7.19 Document Custodian.

With respect to the Mortgage Loans subject to the PLS Servicing Agreements, the current Custodian will continue to act as the Custodian after each Servicing Transfer Date. With respect to the other Mortgage Loans, Bank of America, N.A., acting through its contractor and wholly owned subsidiary, ReconTrust Company, N.A., shall act as the initial Custodian for Purchaser as of each Servicing Transfer Date. The fees and expenses of any Custodian, and other costs of delivery of documents with respect to any Mortgage Loan to any Custodian, other than the Custodian used with respect to such Mortgage Loan as of the Sale Date shall be borne by the Purchaser.

Section 7.20 Use of Name.

Except as otherwise required by applicable law, Purchaser shall not use Seller’s name in connection with Purchaser’s or its designee’s servicing of the Mortgage Loans or ownership of the Purchased Assets after each applicable Servicing Transfer Date, and shall remove all references to the name of Seller in materials and communications used in connection with Purchaser’s or its designee’s servicing of the Mortgage Loans or ownership of the Purchased Assets promptly after such Servicing Transfer Date.

Section 7.21 Conduct of Business Prior to the Closing.

From the date of this Agreement until the Sale Date or any Subsequent Sale Date, except as contemplated by this Agreement or as required by Applicable Requirements, the Seller shall use commercially reasonable efforts to conduct its servicing business with respect to the Mortgage Servicing Rights and operate the Purchased Assets in the ordinary course of business. Without limiting the generality of the foregoing sentence, from the date of this Agreement until the Sale Date or any Subsequent Sale Date, except as contemplated by this Agreement or as required by the Applicable Requirements, the Seller shall not, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed:

(a) amend in any material respect or terminate any Servicing Agreement; provided, however, that the expiration of any such Servicing Agreement by its terms prior to the Sale Date or any Subsequent Sale Date shall be deemed not to be a termination of such Servicing Agreement under this clause (a);

(b) sell, transfer, assign, cancel, surrender, subject to any lien or otherwise dispose of or encumber any of the Purchased Assets in one transaction or a series of related transactions;

(c) sell any Purchased Assets; or

(d) agree to do any of the foregoing.

Section 7.22 No Transfer Without Consent.

Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any interest in any Purchased Assets if a sale, assignment, transfer, conveyance, or delivery or an attempt to make such a sale, assignment, transfer, conveyance, or delivery without obtaining any applicable Servicing Agreement Consents would constitute a breach or violation of any Servicing Agreement or would affect adversely the rights of the Seller or the Purchaser thereunder; and any sale, assignment, transfer, conveyance, or delivery to the Purchaser of any interest in the Purchased Assets shall be made subject to such Servicing Agreement Consents. If any such Servicing Agreement Consent is not obtained on or prior to the Sale Date, then the Purchaser and Seller shall cooperate to obtain any such Servicing Agreement Consent pursuant to Section 7.02.

Section 7.23 Use of Vendors.

Purchaser will enter into discussions with Safeguard Properties Management, LLC (“Safeguard”) and Safeguard Properties, LLC, between the date hereof and the initial Servicing Transfer Date in order to explore and discuss the possibility of entering into one or more agreements effective as of the initial Servicing Transfer Date pursuant to which Purchaser would continue to use Safeguard for the provision of Services in respect of all Mortgage Servicing Rights acquired hereunder on substantially the same terms as contained in the Outsourcing Agreement and Statement of Work (collectively, the “Services Agreement”), a copy of which Seller provided to Purchaser. “Services” shall have the meaning set forth in the Services Agreement. Purchaser will undertake such discussions in good faith in an effort to enter into such agreements to the extent that it is reasonably satisfied with the quality, pricing and other terms of such services as may be agreed with Safeguard. Notwithstanding the foregoing, but without limiting the foregoing, nothing contained herein shall require Purchaser to execute an agreement to procure the Services from Safeguard either at all or on any specific terms and conditions.

Section 7.24 Cooperation with Financing Efforts.

The Seller shall, at the Purchaser’s sole cost and expense, provide all cooperation reasonably requested by the Purchaser (that is customary) in connection with the Purchaser’s obtaining any financing required to consummate the Transactions (provided, that such requested cooperation shall not interfere unreasonably with the business or operations of the Seller), including (i) delivering to the Purchaser (and/or assisting the Purchaser to prepare) reasonable due diligence materials pertaining to the Purchased Assets and requested by the Purchaser’s lenders or their representatives (including information to be used in the preparation of an informational package regarding the business, operations, financial projections and prospects of the Purchaser and the Purchased Assets which is customary for such financing or reasonably necessary for the completion of such financing by such lenders, to the extent reasonably requested by Purchaser) and (ii) cooperating with Purchaser’s efforts to obtain Financing Amendments.

Section 7.25 Excess Yield.

In the event that Seller has conveyed or advanced any “excess yield” to FNMA or FHLMC (whether pursuant to any Excess Servicing Rights Agreement or otherwise), Seller shall have no right to reimbursement in respect thereof from Purchaser.

Section 7.26 Subsequent Transfer of Mortgage Servicing Rights

If Purchaser assigns a Mortgage Servicing Right to any Person, it shall either obtain an agreement from such Person to assume Purchaser’s obligations under and otherwise comply with the requirements applicable to Purchaser set forth in Sections 7.12(b) (but with respect to clauses (ii) and (iii), only for so long as the applicable obligations under the NMS and HUD Settlement remain outstanding), 7.15 and 7.17, and shall ensure such Person’s compliance therewith.

Section 7.27 Joint Marketing

Promptly following the Effective Date, Seller shall share with Purchaser information regarding Mortgagors necessary or reasonably requested to enable Purchaser, following the applicable Sale Date or Subsequent Sale Date, to conduct refinancing solicitations of such

Mortgagors and shall use best efforts to direct any refinancing inquiries from Mortgagors to Purchaser, all in accordance with and subject to Applicable Requirements. Notwithstanding the foregoing, any refinancing solicitation of Mortgagors by Purchaser based on information provided by Seller, including any references to Seller, shall only be conducted pursuant to a mutually agreeable protocol to be entered into by Purchaser and Seller promptly following the Effective Date (and in any event, within ten (10) days thereafter or within such other time period mutually agreed upon by Purchaser and Seller). Purchaser shall indemnify, defend and hold Seller and its Related Parties harmless from and shall reimburse Seller and its Related Parties for any Losses suffered or incurred by Seller or its Related Parties that result from or arise out of Purchaser’s failure to use such information regarding, and solicit for refinancing, such Mortgagors in accordance with Applicable Requirements and the agreed upon protocol. Notwithstanding the foregoing, Purchaser shall neither indemnify, defend and hold Seller and its Related Parties harmless from nor reimburse Seller and its Related Parties for any Losses suffered or incurred by Seller or its Related Parties that result from or arise out of Purchaser’s reliance on the information provided by Seller pursuant to the agreed upon protocol relating to either the Mortgagor’s bankruptcy status or the Mortgagor’s prior notice to Seller of opt-out from information sharing. Purchaser acknowledges that Seller will not provide any information to Purchaser regarding whether Mortgagors in California have opted in or opted out of information sharing or otherwise are eligible or ineligible for solicitation based on such information sharing by virtue of California privacy laws.

Section 7.28 Credit Enhancements

Seller agrees that it shall hold Purchaser and its Related Parties harmless from and shall reimburse Purchaser and its Related Parties for any Losses suffered or incurred by Purchaser or its Related Parties after the Sale Date or Subsequent Sale Date, as applicable, that result from or arise out of any “Credit Enhancements” (as such term is defined in the Tri-Party Agreement among Seller, Purchaser and FHLMC).

Section 7.29 Compensatory Fee Payment

Prior to the Sale Date, Seller shall pay to FNMA all amounts required to be paid thereby pursuant to the Compensatory Fee Resolution Agreement between Seller and FNMA.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement with respect to the sale of Mortgage Servicing Rights pertaining to a particular Servicing Agreement are subject to the satisfaction, or waiver, of the following conditions as of the Sale Date or Subsequent Sale Date, as applicable:

Section 8.01 Correctness of Representations and Warranties.

The representations and warranties made by Seller in Article IV of this Agreement (other than the Fundamental Reps in Article IV) are true and correct, except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality or Seller Material Adverse Effect qualifications set forth in any such representation or warranty) have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The Fundamental Reps made by Seller in Article IV of this Agreement are true and correct in all material respects.

Section 8.02 Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Seller prior to the Sale Date or Subsequent Sale Date, as applicable, shall have been duly performed in all material respects.

Section 8.03 No Actions.

There shall not have been commenced or, to Seller’s knowledge, threatened any action, suit or proceeding which will likely materially and adversely affect the consummation of the Transactions.

Section 8.04 Consents.

Seller shall have obtained all consents, approvals or other requirements of third parties, if any, required for the consummation of the Transactions, including the applicable Servicing Agreement Consents.

Section 8.05 Tri-Party Agreements.

Seller, Purchaser and each of FNMA and FHLMC shall have entered into the applicable Tri-Party Agreement but only with respect to the FNMA or FHLMC Servicing Agreement, as applicable.

Section 8.06 Certificate of Seller.

On the Sale Date or Subsequent Sale Date, as applicable, Seller shall provide Purchaser a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Seller dated as of such date, applicable to the Transactions, to the effect that the conditions set forth in Sections 8.01 and 8.02 have been satisfied as of such date.

Section 8.07 Delivery of Documents.

Seller shall have delivered to Purchaser each of the documents provided for in Section 2.02(b) hereof, as applicable.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement with respect to the sale of Mortgage Servicing Rights pertaining to a particular Servicing Agreement are subject to the satisfaction, or waiver, of the following conditions as of the Sale Date or Subsequent Sale Date, as applicable:

Section 9.01 Correctness of Representations and Warranties.

The representations and warranties (other than the Fundamental Reps) made by Purchaser in this Agreement are true and correct, except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality or Purchaser Material Adverse Effect qualifications set forth in any such representation or warranty) have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Fundamental Reps made by Purchaser in this Agreement are true and correct in all material respects.

Section 9.02 Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Purchaser prior to the Sale Date or Subsequent Sale Date, as applicable, shall have been duly performed in all material respects.

Section 9.03 Corporate Resolution.

Seller shall have received from Purchaser a certified copy of its corporate resolution approving the execution and delivery of this Agreement and the consummation of the Transactions, together with such other certificates of incumbency and other evidences of corporate authority as Seller or its counsel may reasonably request.

Section 9.04 Certificate of Purchaser.

On the Sale Date or Subsequent Sale Date, as applicable, Purchaser shall provide Seller a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Purchaser dated as of such date, applicable to the Transactions, to the effect that the conditions set forth in Sections 9.01 and 9.02 have been satisfied as of such date.

Section 9.05 No Actions.

There shall not have been commenced or, to the best of Purchaser’s Knowledge, threatened any action, suit or proceeding that will likely materially and adversely affect the consummation of the Transactions.

Section 9.06 Delivery of Documents.

Purchaser shall have delivered to Seller each of the documents provided for in Section 2.02(b) hereof, as applicable.

ARTICLE X

TERMINATION

Section 10.01 Termination.

(a) This Agreement may be terminated at any time either (x) prior to the Closing or applicable Subsequent Closing with respect to the sale of Mortgage Servicing Rights pertaining to a particular Servicing Agreement or (y) except under Section 10.01(a)(iv)

hereof, after the applicable Closing or Subsequent Closing with respect to the related Interim Servicing Addendum as applied to the Mortgage Loans subject to a particular Servicing Agreement:

(i) by the mutual written agreement of Purchaser and the Seller;

(ii) by the Seller or Purchaser (provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein in any material respect, after excluding any effect of materiality or Seller Material Adverse Effect or Purchaser Material Adverse Effect qualifications set forth in any such representation or warranty) if there shall have been a breach of any of the applicable representations or warranties set forth in this Agreement on the part of the other Party, such that a condition to the obligation of the terminating Party to close the Transactions set forth in Article VIII or IX, as applicable, cannot be satisfied and which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after delivery of written notice of such breach by the terminating Party to the other Party;

(iii) by the Seller or Purchaser (provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein in any material respect, after excluding any effect of materiality or Seller Material Adverse Effect or Purchaser Material Adverse Effect qualifications set forth in any such representation or warranty) if there shall have been a failure to perform or comply with any of the applicable covenants or agreements set forth in this Agreement on the part of the other Party in any material respect, such that a condition to the obligation of the terminating Party to close the Transactions set forth in Article VIII or IX, as applicable, cannot be satisfied and which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after delivery of written notice of such failure by the terminating Party to the other Party;

(iv) by the Seller or Purchaser, if the Closing or applicable Subsequent Closing shall not have occurred by the Termination Date or such later date as shall have been agreed to in writing by Purchaser and the Seller; provided, that no Party may terminate this Agreement pursuant to this Section 10.01(a)(iv) if the failure of the Closing or such Subsequent Closing to have occurred on or before the Termination Date was due to such Party’s willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;

(v) by the Seller or Purchaser if (A) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement and the Transactions, which final action (1) has become unappealable and (2) does not approve this Agreement or the Transactions, (B) any Governmental Entity whose approval or nonobjection is required in connection with this Agreement and the Transactions has stated that it will not issue the required approval or nonobjection, or (C) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and unappealable; and

(vi) by Purchaser if, following the date hereof, Seller delivers a copy or electronic version of any PLS Servicing Agreement (or any portion thereof or amendment thereto) or other information regarding the terms thereof pursuant to Section 2.02(b)(v), which copy or electronic version or other information materially and adversely changes the terms pertaining to (including the reasonably expected economic benefits with respect to), or the servicing obligations of Purchaser pursuant to, such PLS Servicing Agreement, in each case beyond that which Seller previously disclosed in writing to Purchaser; provided, however, that if Purchaser consummates the purchase of such Mortgage Servicing Rights hereunder, Purchaser shall not be permitted to seek indemnification under Section 11.01(e) in respect of such copy or electronic version of such PLS Servicing Agreement (or such portion thereof or amendment thereto) or such other information regarding the terms thereof.

(b) Either Party desiring to terminate this Agreement pursuant to Section 10.01(a) shall give written notice of such termination to the other Party.

Section 10.02 Effect of Termination.

In the event of termination of this Agreement pursuant to Section 10.01(a), (a) this Agreement shall forthwith become void and have no further force, except that the provisions of this Section 10.02, Section 12.01, Section 12.02, Section 12.03, Section 12.04, Section 12.06, Section 12.07, Section 12.09, Section 12.10, Section 12.11, Section 12.12, Section 12.14 and Section 12.15, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect, (b) Purchaser shall return to Seller all documents, information and other materials received from Seller or its representatives relating to Mortgage Servicing Rights, Mortgage Loans or Servicing, and the Transactions, whether so obtained before or after the execution hereof, without retention of copies thereof other than as required by applicable law or as required by Purchaser’s bona fide internal record keeping and retention policies and (c) Seller and Purchaser shall promptly cause the Escrow Agent to disburse the remaining portion of the Deposit to Purchaser pursuant to Section 3.01(a) hereof, related to the Mortgage Servicing Rights under a Servicing Agreement as to which this Agreement is terminated; provided, that such termination is not by Seller pursuant to Section 10.01(a) hereof based on a breach by Purchaser. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 10.01(a) shall not affect the rights of either Party with respect to any liabilities incurred or suffered by such Party as a result of the breach by the other Party of any of its representations, warranties, covenants or agreements in this Agreement.

ARTICLE XI

INDEMNIFICATION; CURE OR REPURCHASE

Section 11.01 Indemnification by Seller.

Seller shall indemnify, defend and hold Purchaser and its Related Parties harmless from and shall reimburse Purchaser and its Related Parties for any Losses suffered or incurred by Purchaser or its Related Parties, that result from or arise out of:

(a) Any breach of any representation or warranty by Seller;

(b) Any non-fulfillment of any covenant or other obligation of Seller contained in this Agreement or the Interim Servicing Addendum;

(c) Any failure by Seller or any originator or prior servicer to originate, pool, sell or service any of the Mortgage Loans prior to each Servicing Transfer Date in compliance with all Applicable Requirements;

(d) VA No Bids and VA Buydowns for any Mortgage Loan guaranteed by the VA (“VA Loan”) which becomes either (i) in foreclosure or (ii) in bankruptcy and becomes one hundred twenty (120) days delinquent, in each case whether prior to or within two (2) years after the Sale Date and regardless of when the actual foreclosure sale occurs for any such VA Loan; provided, however, that Seller’s obligation under this Section 11.01(d) shall arise only when the indemnification of Purchaser and its Related Parties in respect of Losses pursuant to this Section 11.01(d) exceeds $81,000,000; and

(e)(i) The failure of Purchaser to service the Mortgage Loans under a PLS Servicing Agreement in accordance with Applicable Requirements by virtue of the failure of Seller to have provided Purchaser by the applicable Subsequent Sale Date with a materially complete and properly and fully executed PLS Servicing Agreement (or any portion thereof or amendment thereto) (collectively, “Missing Documentation”), (ii) any incremental costs incurred by Purchaser in servicing the Mortgage Loans under a PLS Servicing Agreement by virtue of such costs being reflected in or arising out of such Missing Documentation that are not provided by Seller to Purchaser by the applicable Subsequent Sale Date or (iii) any loss or reduction in Servicing Fees or Ancillary Income related to servicing of the Mortgage Loans under a PLS Servicing Agreement by virtue of any such loss or reduction being reflected in or arising out of such Missing Documentation that are not provided by Seller to Purchaser by the applicable Subsequent Sale Date;

provided further, however, that Seller shall not be responsible to Purchaser or its Related Parties for that portion, if any, of any Loss that arises out of or results from Purchaser’s or its designee’s failure to service any of the Mortgage Loans or Mortgage Servicing Rights after each Servicing Transfer Date in compliance with all Applicable Requirements; and provided further, however, that Purchaser or such Related Parties have taken all reasonable and appropriate actions to mitigate any such Losses. Purchaser shall notify Seller promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”), provided, however the failure to give such notification will not affect the indemnification provided hereunder unless the Seller is materially prejudiced by such failure and had no actual knowledge of such Third Party Claim, and then only to the extent of such prejudice. Upon receipt of such notice of a Third Party Claim, Seller shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to Purchaser; provided, however, Seller shall obtain the prior written approval of Purchaser before entering into any settlement of such Third Party Claim that includes any non-monetary relief, remedies or obligations that would be applicable to Purchaser or the Purchased Assets, which approval shall not be unreasonably withheld. In the event Purchaser reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to Seller, Purchaser shall have the right to select separate counsel and to otherwise separately defend itself but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any exercise of such rights by Purchaser shall not relieve Seller of its obligations and liabilities under this Section 11.01 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, Purchaser agrees to cooperate and cause its Related Parties to cooperate in good faith with Seller to ensure the proper and adequate defense of such Third Party Claim.

Section 11.02 Indemnification by Purchaser.

Purchaser shall indemnify, defend and hold Seller and its Related Parties harmless from and shall reimburse Seller and its Related Parties for any Losses suffered or incurred by Seller or its Related Parties that result from or arise out of:

(a) Any breach of a representation or warranty by Purchaser;

(b) Any non-fulfillment of any covenant or obligation of Purchaser contained in this Agreement or in the Interim Servicing Addendum;

(c) Any failure by Purchaser or its designee’s to service any of the Mortgage Loans and Mortgage Servicing Rights after each Servicing Transfer Date in compliance with all Applicable Requirements, except if and to the extent such failure results from a breach of a representation or warranty by Seller or any prior act or omission of Seller or any originator or prior servicer in violation of Applicable Requirements; and

(d) Seller’s cooperation with Purchaser’s financing efforts pursuant to Section 7.24 hereof, including the arrangement of such financing and information provided by Seller for such purpose and utilized in connection therewith, without regard to the relative fault of the Parties or any other equitable considerations, except to the extent that such information provided by Seller is materially inaccurate;

provided, however, that Seller or Related Party has taken all reasonable and appropriate actions to mitigate any such Losses. Seller shall notify Purchaser promptly after receiving written notice of the assertion of any Third Party Claim, provided, however, that the failure to give such notification will not affect the indemnification provided hereunder unless the Purchaser is materially prejudiced by such failure and had no actual knowledge of such Third Party Claim, and then only to the extent of such prejudice. Upon receipt of such notice of a Third Party Claim, Purchaser shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to Seller; provided, however, Purchaser shall obtain the prior written approval of Seller before entering into any settlement of such Third Party Claim that includes any non-monetary relief, remedies or obligations that would be applicable to Seller, which approval shall not be unreasonably withheld. In the event Seller reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to Purchaser, Seller shall have the right to select separate counsel and to otherwise separately defend itself but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Any exercise of such rights by Seller shall not relieve Purchaser of its obligations and liabilities under this Section 11.02 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, Seller agrees to cooperate in good faith with Purchaser to ensure the proper and adequate defense of such Third Party Claim.

Section 11.03 Cure or Repurchase.

(a) Seller shall repurchase the Mortgage Servicing Rights with respect to any Mortgage Loan from Purchaser if Seller or an Affiliate of Seller is obligated to repurchase the related Mortgage Loan from the applicable Investor. Seller shall repurchase such Mortgage Servicing Rights from the Purchaser at the Repurchase Price, and reimburse Purchaser for the related outstanding Advances that were previously reimbursed to Seller by Purchaser in accordance with Article III of this Agreement and not recovered by Purchaser, or advances of the same type as the Advances that were properly made by Purchaser after each Servicing Transfer Date that are fully reimbursable pursuant to the related Servicing Agreement and as to which Purchaser is entitled to recovery.

(b) The Purchase Price recapture under this Section 11.03 and Section 11.04 (the “Repurchase Price”) shall be subject to the following provisions: from the Sale Date or any Subsequent Sale Date, as applicable, until the first anniversary of the Sale Date or such Subsequent Sale Date, respectively, the Seller shall pay Purchaser one hundred (100%) percent of the applicable Purchase Price Percentage multiplied by the unpaid principal of the related Mortgage Loan as of the date of repurchase; after the first anniversary of the Sale Date or any Subsequent Sale Date and until the second anniversary of the Sale Date or such Subsequent Sale Date, respectively, the Seller shall pay Purchaser seventy-five (75%) percent of the applicable Purchase Price Percentage multiplied by the unpaid principal of the related Mortgage Loan as of the date of repurchase; after the second anniversary of the Sale Date or any Subsequent Sale Date and until the third anniversary of the Sale Date or such Subsequent Sale Date, respectively, the Seller shall pay Purchaser fifty (50%) percent of the applicable Purchase Price Percentage multiplied by the unpaid principal of the related Mortgage Loan as of the date of repurchase; after the third anniversary of the Sale Date or any Subsequent Sale Date and until the fourth anniversary of the Sale Date or such Subsequent Sale Date, respectively, the Seller shall pay Purchaser twenty-five (25%) percent of the applicable Purchase Price Percentage multiplied by the unpaid principal of the related Mortgage Loan as of the date of repurchase; and after the fourth anniversary of the Sale Date or any Subsequent Sale Date, the Seller shall not pay any amount for the related Mortgage Servicing Rights.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to Purchaser’s right to appeal any demands by any Investor and subject to Purchaser’s right to indemnification under this Article XI, Purchaser acknowledges and agrees that Purchaser shall be obligated to cure and/or repurchase any Mortgage Loan, if requested by the applicable Investor, if the repurchase required by such Investor results from or arises out of (i) Purchaser’s having breached any representation, warranty, covenant, or other provision of this Agreement in any respect, (ii) Purchaser’s having failed to service any Mortgage Loan in accordance with Applicable Requirements and generally accepted servicing practices, or (iii) any act or omission of Purchaser (or any of its agents or representatives) which caused the Seller to breach any Servicing Agreement in any respect.

Section 11.04 Subsequent Transfer Due to Repurchase.

(a) In the event the Seller is required to repurchase any Mortgage Servicing Rights pursuant to Section 11.03 or otherwise, or requests a repurchase of Mortgage Servicing Rights related to a Mortgage Loan pursuant to the terms of this Agreement, on the next available Investor transfer date or such other date as agreed to by Purchaser and Seller, Seller shall deliver to Purchaser the related Repurchase Price and any other amounts to which Purchaser may be entitled under this Agreement in connection with a repurchase and Purchaser shall transfer the Mortgage Servicing Rights with respect to such Mortgage Loan to Seller. Upon such date, the Purchaser shall fully release its ownership interest in such Mortgage Servicing Rights and will have no claim to ownership of or any other interest in such Mortgage Loan.

(b) In the event the Seller or an Affiliate of Seller is required to repurchase any Mortgage Loans pursuant to the applicable Servicing Agreements, on the next available Investor transfer date, if applicable, or such other date as agreed to by Purchaser and Seller, Seller shall deliver to Purchaser or the applicable Investor, as applicable, the related Repurchase Price and the Purchaser shall transfer or cooperate in the transfer, as applicable, of the Mortgage Loan to Seller. Upon such date, the Purchaser shall fully release its ownership interest in the Mortgage Servicing Rights with respect to such Mortgage Loan and will have no claim to ownership of or any other interest in such Mortgage Loan, and shall recognize the Seller as the owner of such Mortgage Loan and related Mortgage Servicing Rights.

(c) In the event that the Seller repurchases any Mortgage Loans, the Purchaser agrees to cooperate with the Seller, and any party designated as the successor servicer or subservicer, in transferring the applicable Servicing to such successor servicer and/or in transferring the Mortgage Loan to Seller. In addition, the Purchaser shall be responsible for notifying the related Mortgagors of any transfer of Servicing in accordance with the Applicable Requirements. On or before the date upon which Servicing is transferred from the Purchaser to any successor servicer, with respect to one or more of the Mortgage Servicing Rights related to a Mortgage Loan and/or the Mortgage Loan is transferred to Seller, as applicable and as described in the preceding paragraphs of this Section 11.04 (the “Subsequent Transfer Date”), the Purchaser shall prepare, execute and deliver to the successor servicer any and all Mortgage Loan Documents, data tapes, and other instruments necessary or appropriate to effect the purposes of Servicing, and shall deliver all custodial and escrow funds related to such Mortgage Loans. The Purchaser shall reasonably cooperate with the Seller and such successor servicer in effecting the transfer of the Purchaser’s responsibilities and rights hereunder with respect to one or more of the Mortgage Servicing Rights related to a Mortgage Loan and/or Mortgage Loans. Seller shall bear all costs and expenses reasonably related to the transfer of such Mortgage Loans (including with regard to assignments (including in the case of any deficient assignments that are re-sent for recordation by Purchaser)). Notwithstanding the foregoing, the Parties may agree to the continued servicing or subservicing of any related Mortgage Loan by Purchaser or an Affiliate thereof on behalf of Seller, commencing on such Subsequent Transfer Date, pursuant to any existing or new servicing or subservicing agreement with Seller. In such event, Purchaser shall not be required to notify related Mortgagors of the transfer of servicing or deliver to Seller such Mortgage Loan Documents, data tapes, or other instruments, custodial or escrow funds, to the extent agreed by the Parties.

Section 11.05 Compensatory Fees.

(a) As between Purchaser and Seller, Seller shall be responsible and liable to FHLMC for FHLMC-imposed fees or penalties related to any Mortgage Loan foreclosures exceeding FHLMC’s required timelines (the “Agency Fees”) that pertain to the period prior to each Servicing Transfer Date, and shall be responsible and liable to Purchaser if such Agency Fees are recovered by FHLMC from Purchaser; provided, that nothing herein is intended to limit or otherwise impair the right of Seller to dispute with FHLMC any responsibility or liability for such amounts claimed thereby. Purchaser shall notify Seller within five (5) Business Days of any FHLMC demands for such Agency Fees and permit Seller to reasonably contest and/or appeal such demands (to the extent permissible by FHLMC), and if requested by Seller, Purchaser shall pay such Agency Fees subject to a written reservation of Seller’s rights to dispute such Agency Fees.

(b) Notwithstanding Section 11.05(a), Seller shall use its commercially reasonable efforts to execute a settlement agreement with FHLMC (and shall timely pay any amounts to FHLMC as required in accordance with the terms thereof) within ninety (90) days following the Effective Date with respect to any Agency Fees outstanding as of the Sale Date; provided, that, during such ninety (90) day period, Seller and Purchaser shall negotiate in good faith to determine a framework with respect to the obligations of each party to pay any such Agency Fees, which framework shall take effect upon the expiration of such ninety (90) day period in the event that Seller and FHLMC do not execute such settlement agreement prior thereto.

Section 11.06 Other Indemnification Provisions.

Other than to seek to compel performance a Party’s obligations under the Agreement, the indemnification and cure and repurchase provisions of this Article XI shall be the sole and exclusive remedies of each Party and their respective Related Parties (a) for any breach of any representation, warranty, covenant or agreement by the other Party contained in this Agreement and (b) arising out of the transactions contemplated by this Agreement, either under this Agreement, at law or in equity. For the avoidance of doubt, the right of any Person to receive an indemnification payment or payment in connection with a repurchase under this Article XI shall not create a right to offset against such indemnification or repurchase payment any fee or payment payable by such Person under this Agreement; provided, however, that such Person shall have a right to offset against such payment any such fee or payment payable by such Person under this Agreement to the extent that such payment (i) has been agreed to by the Parties in writing or (ii) has been determined pursuant to a final and nonappealable award or decision by an arbitrator in accordance with Section 12.10 or, if applicable, a court of competent jurisdiction.

Section 11.07 Limitations on Indemnification.

(a) In addition to the other limitations contained in this Agreement, the indemnification obligations of Seller under this Article XI are subject to the following terms and conditions: (i) Seller shall be liable to the Purchaser and Purchaser Related Parties under Sections 11.01(a) and 11.01(c) (except with respect to Fundamental Reps, to which this clause (i) shall not apply) only if the aggregate amount of all Losses under Sections 11.01(a) and 11.01(c) exceeds one and one-half percent (1.5%) of the Purchase Price actually paid (the “Threshold”), in which case Seller shall be obligated to indemnify the Purchaser and Purchaser Related Parties for the aggregate amount of all such Losses under Sections 11.01(a) and 11.01(c) in excess of the Threshold; and (ii) Seller shall have no liability for indemnification hereunder for any Loss arising from a change in or contrary judicial interpretation of any federal, foreign, state or local law after the Sale Date having a retroactive effect.

(b) In addition to the other limitations contained in this Agreement, except with respect to Purchaser’s obligation to pay the Purchase Price and reimburse Seller for Advances in accordance with the terms of this Agreement, Purchaser’s indemnification obligations under this Article XI are subject to the following terms and conditions: Purchaser shall be liable to the Seller and Seller Related Parties under Sections 11.02(a) and 11.02(c) (except with respect to Fundamental Reps, to which this limitation shall not apply) only if the aggregate amount of all Losses under Sections 11.02(a) and 11.02(c) exceeds the Threshold, in which case Purchaser shall be obligated to indemnify the Seller and Seller Related Parties for all such Losses under Sections 11.02(a) and 11.01(c) in excess of the Threshold.

(c) In determining (i) whether there has been a breach of any representation or warranty by Seller or Purchaser pursuant to Section 11.01(a) or Section 11.02(a), respectively, and (ii) the amount of any Loss arising from such breach, such representation and warranty shall be considered without regard to any qualification by or reference to the words “Seller Material Adverse Effect,” “Purchaser Material Adverse Effect,” “material,” “materially” or any other similar words contained therein.

Section 11.08 Survival.

All of the representations and warranties of Seller contained in Article IV and all of the representations and warranties of Purchaser contained in Article VI shall survive the Sale Date or Subsequent Sale Date, as applicable, and continue in full force and effect for a period of eighteen (18) months thereafter (except in the case of Fundamental Reps, which shall survive indefinitely) and, except as otherwise provided in this Section 11.08, no Person may seek indemnification, cure or repurchase under this Article XI with respect to a breach of such representations and warranties after the expiration of such eighteen (18) month period. All of the representations and warranties of Seller contained in Article V shall survive the Sale Date or Subsequent Sale Date, as applicable, and continue in full force and effect for a period of eighteen (18) months thereafter (except in the case of Fundamental Reps, which shall survive indefinitely, and except in the case of Section 5.03 (Advances), which shall survive for forty-eight (48) months) and, except as otherwise provided in this Section 11.08, Purchaser and its Related Parties may not seek indemnification, cure or repurchase under this Article XI with respect to a breach of such representations and warranties after the expiration of such eighteen (18) month period; provided, however, that, in the case of any Third Party Claims, Purchaser and its Related Parties shall be entitled to seek indemnification, cure or repurchase under this Article XI with respect to a breach of such representations and warranties for a period of forty-eight (48) months following the Sale Date or Subsequent Sale Date, as applicable. The indemnification obligations of Seller and Purchaser under Section 11.01(c) and 11.02(c), respectively, shall survive the Sale Date or Subsequent Sale Date, as applicable, and continue in full force and effect for a period of eighteen (18) months thereafter and, except as otherwise provided in this Section 11.08, Purchaser and Seller and their respective Related Parties may not seek indemnification under Sections 11.01(c) and 11.02(c), respectively, with respect to a fact or circumstance that gives rise to such indemnification after the expiration of such eighteen (18) month period; provided, however, that, in the case of any Third Party Claims, Purchaser and Seller and their respective Related Parties may seek indemnification under Sections 11.01(c) and 11.02(c), respectively, for a period of forty-eight (48) months following the Sale Date or

Subsequent Sale Date, as applicable. Such survival periods in all cases shall be extended to five (5) years with respect to claims by Purchaser against Seller arising out of or resulting from missing or materially inaccurate Credit and Servicing Files in violation of Applicable Requirements as to which Purchaser cannot determine with reasonable certainty the Applicable Requirements thereof. The foregoing limitations shall not apply with respect to those specific pending claims for indemnification for which the requisite written notice was given by either Party to the other Party on or prior to the end of the applicable survival period and as to which Losses have begun to accrue. The Parties’ respective covenants and agreements contained in this Agreement to be performed at or after the Sale Date or Subsequent Sale Date, as applicable, shall survive indefinitely unless otherwise set forth herein; provided, however, that any such survival shall not be deemed, directly or indirectly, to affect the survival periods specifically applicable to claims with respect to representations and warranties and indemnities provided in this Section.

Section 11.09 Treatment of Indemnity Payments.

Amounts paid under this Article VII shall be treated as adjustment to the Purchase Price and the Parties will report such payments consistent with such treatment, unless there is no basis for doing so under applicable law

ARTICLE XII

MISCELLANEOUS

Section 12.01 Costs and Expenses.

Each of the Parties hereto shall bear its own fees, expenses and commissions of financial, legal and accounting advisors and other outside consultants incurred in connection with the due diligence, negotiation and execution of this Agreement and the Transactions. In addition, Seller shall be responsible for all costs, fees and expenses relating to: (i) file shipping costs and image transfer costs in connection with the sale of the Mortgage Servicing Rights contemplated herein; (ii) all registration fees or transfer costs assessed by MERS to reflect the transfer of the Mortgage Loans registered with MERS; (iii) all fees and costs required to generate and deliver (and record) Assignments of Mortgage instruments to Purchaser (including the reimbursement of Purchaser for any required re-recordings made thereby as provided in Section 7.01(b)); (iv) transfer fees and expenses (including, for the avoidance of doubt, legal fees) imposed or incurred by the applicable Investor or rating agencies to process a request for Servicing Agreement Consent; (v) except as provided in Section 7.19, all fees and expenses of Seller’s Custodian to transfer the Mortgage Loans to the Purchaser’s Custodian, if applicable; and (vi) the filing of transfers of claims by Purchaser as provided in Section 7.03(d). Purchaser shall be responsible for all fees, costs and expenses relating to the retention of a back-up servicer that the applicable Investor may require as a condition to providing a Servicing Agreement Consent, as well as, except otherwise set forth in this Agreement, all costs and expenses pertaining to conduct of the Servicing by Purchaser following its consummation of the Transactions.

Section 12.02 Confidentiality.

Each Party understands that certain information which it has been furnished and will be furnished in connection with the Transactions, including information concerning business procedures, servicing fees or prices, Non Public Personal Information and/or Personally Identifiable

Financial Information (as those terms are defined in Sections 573.3(n) and (o) of the Office of Thrift Supervision Regulations on Privacy of Consumer Information published at 12 C.F.R. Chapter V implementing Title V of the Gramm-Leach-Bliley Act), policies or plans of the other Party or any of its Affiliates, is confidential and proprietary, and each Party agrees that it will maintain the confidentiality of such information and will not disclose it to others (except for its Affiliates and its and their respective directors, managers, officers, employees, financing sources, agents, representatives and advisors who have a need to know such information) or use it, except in connection with the proposed acquisition contemplated by this Agreement or as such Party reasonably determines necessary as a part of its filing of Securities and Exchange Commission Forms 8-K, 10-Q or 10-K as related to disclosures to investors, without the prior written consent of the Party furnishing such information (and provided in connection with such Securities and Exchange Commission filings, the Party intending to disclose such information shall provide the other Party with drafts of the relevant portions of such filings sufficiently in advance of such filing to allow the other Party a reasonable opportunity to review and comment, and shall reasonably consider the comments provided by the other Party). Information which is generally known in the industry concerning a Party or among such Party’s creditors generally or which has been disclosed to the other Party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes (provided, however that the public announcement of such information may be subject to Section 12.14, as provided therein). If Purchaser, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the Transactions, Purchaser agrees to provide Seller with prompt notice of such request(s) so that Seller may seek an appropriate protective order and/or waive Purchaser’s compliance with the terms of this Section 12.02. If Seller, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the Transactions, Seller agrees to provide Purchaser with prompt notice of such request(s) so that Purchaser may seek an appropriate protective order and/or waive Seller’s compliance with the terms of this Section 12.02. Notwithstanding the terms of this Section 12.02, if, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser or Seller is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the other Party to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Purchaser or Seller may disclose such information to such tribunal without liability hereunder. If the proposed acquisition is not consummated, each Party agrees to promptly return to the other, immediately upon request, all confidential materials, and all copies thereof, which have been furnished to it in connection with the Transactions.

Section 12.03 Broker’s Fees.

Each Party hereto represents and warrants to the other that it has made no agreement to pay any finder’s, agent’s, broker’s or originator’s fee arising out of or in connection with the subject matter of this Agreement, other than Seller’s agreements with Phoenix Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Seller shall be responsible for all fees due to Phoenix Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. In the event the Purchaser enters into an agreement to pay any finder’s, agent’s, broker’s, advisor’s or originator’s fee arising out of or in connection with the subject matter of this Agreement, Purchaser shall be solely responsible for all such fees. The Parties hereto shall indemnify and hold each other harmless from and against any such obligation or liability and any expense incurred in investigating or defending (including reasonable attorneys’ fees) any claim based upon the other Party’s actions in connection with such obligation.

Section 12.04 Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight delivery service:

(a)	If to the Purchaser, to:	Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel

	With a copy to:	Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attn: Chris E. Abbinante and Seth H. Katz

(b)	If to the Seller, to:	Bank of America
Bank of America Office Park
9000 Southside Blvd. – Bldg 400
Jacksonville, Florida 32256-0787
Attn: Larry Washington

	With a copy to:	Bank of America
4500 Park Granada
Calabasas, California 91302
Attn: Paul Liu

	With a copy to:	K&L Gates LLP
1601 K St. N.W.
Washington, D.C. 20006
Attn: Laurence E. Platt

or to such other address as Purchaser or Seller shall have specified in writing to the other.

Section 12.05 Waivers.

Either Purchaser or Seller may, by written notice to the other:

(a) Extend the time for the performance of any of the obligations or other transactions of the other; and

(b) Waive compliance with or performance of any of the terms, conditions, covenants or obligations required to be complied with or performed by the other hereunder.

The waiver by Purchaser or Seller of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 12.06 Entire Agreement; Amendment.

This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the sale of the Purchased Assets and supersede all prior agreements with respect thereto. This Agreement may be amended only in a written instrument signed by both Seller and Purchaser.

Section 12.07 Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.

Section 12.08 Headings.

Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 12.09 Applicable Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state, except to the extent preempted by Federal law. The Parties agree to waive trial by jury in the event of any dispute under this Agreement.

Section 12.10 Dispute Resolution.

Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the city of New York, New York, before one or three neutral arbitrators as described below. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures, including in appropriate instances as described below, its Streamlined Arbitration Rules & Procedures (collectively the “Rules”). Judgment on any award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The Rules shall be supplemented by the provisions described below. In the event of any conflict between the Rules and the provisions described below, such provisions shall control.

(a) Any dispute in which a claim exceeds two hundred fifty thousand dollars ($250,000) shall be decided by three (3) neutral arbitrators (each, an “Arbitrator”) appointed by JAMS in accordance with the Rules. Any dispute in which a claim is less than two hundred fifty thousand dollars ($250,000) shall be decided by one (1) neutral Arbitrator appointed by JAMS in accordance with the Rules and shall be governed by JAMS Streamlined Arbitration Rules & Procedures. Any Arbitrator appointed by JAMS shall be a retired judge or a practicing attorney with no less than fifteen years of experience as an arbitrator;

(b) For any dispute in which the claim is less than two hundred fifty thousand dollars ($250,000) the Arbitrator is authorized to render a partial or full summary judgment, in a manner similar to the procedure provided for in Rule 56 of the Federal Rules of Civil Procedure;

(c) The Arbitrator(s) shall follow the law of the State of New York as designated by the Parties herein;

(d) The Arbitrator(s) shall have no power or authority, under the Rules or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Section 12.10;

(e) The Arbitrator(s) shall have the authority to grant injunctive relief and order specific performance;

(f) The Arbitrator(s) shall not have the authority to award consequential or punitive damages or any form of damages other than compensatory damages;

(g) Each Party shall pay one-half of the fees and expenses of the Arbitrator(s) and one-half of the JAMS case management fees; and

(h) The arbitration proceedings and all testimony, filings, documents, and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(i) Notwithstanding the foregoing, in the event that the dispute between the parties involves the correction of errors pursuant to Section 3.03 of this Agreement, the Parties may elect instead to jointly engage a mutually acceptable, nationally recognized independent accounting firm to determine such dispute. The selected accounting firm shall be instructed to reach its determination within thirty (30) days following its engagement and such determination shall be final and binding on the Parties and shall not be subject to review by any court of law absent manifest error; provided, however that: (i) the accounting firm’s engagement shall be limited to resolving any amounts in dispute between the Parties based solely on the information presented by the Parties; provided further, however, that each Party shall provide the other Party with copies of information in its possession and control, or that could otherwise be reasonably obtained, with respect to the dispute upon the reasonable written request of such other Party; (ii) the accounting firm shall deliver to each of the Parties a written report setting forth its determination of the dispute along with any related calculations; and (iii) the fees, costs, and expenses of the accounting firm shall be allocated to the Parties based on the percentage which the portion of the disputed amount not awarded to each Party bears to the total amount disputed by such Party. Any request by a Party to adjust the Purchase Price or such other amounts pursuant to this Section 12.10(i) must be received by the other Party within one hundred eighty (180) days of the applicable Servicing Transfer Date.

Section 12.11 Incorporation of Exhibits and Schedules.

The Exhibits and Schedules hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

Section 12.12 Counterparts.

This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

Section 12.13 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the rights of the Parties hereto.

Section 12.14 Public Announcement.

No public release or statement concerning the subject matter of this Agreement shall be made by either Party or any of their respective Affiliates or representatives without the express written consent and approval of the other Party, except as required by applicable law, including the Securities Exchange Act of 1934, judicial and administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange, in which case the Party required to make the release or announcement shall notify the other Party and, to the extent possible, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and such public release or statement shall further be subject to Section 12.02, if applicable. The Parties shall use all reasonable efforts to (a) develop a joint communications plan; (b) ensure that all public releases (or portions thereof) and other public statements with respect to the Transactions shall be consistent with such joint communications plan and (c) unless otherwise required by applicable law, judicial and administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange, to consult with each other before issuing any public release or otherwise making any public statement with respect to the Transaction Documents or the Transactions.

Section 12.15 Assignment.

Neither Party may assign or subcontract all or any part of this Agreement, or any interest herein, without the prior written consent of the other party, and any permitted assignee shall assume the assignor’s obligations under this Agreement; provided, that, notwithstanding the foregoing, Purchaser shall be permitted to assign (a) its rights and interests in (x) following the applicable Servicing Transfer Date, the Advances and (y) following the applicable Sale Date or Subsequent Sale Date, the Mortgage Servicing Rights, in each case to be acquired hereunder to any of its financing sources as collateral security and (b) following the completion of the transactions, subject to and in compliance with Section 7.26 hereof, this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Purchased Assets) to one or more Affiliates of Purchaser, but in either case, no such assignment shall relieve Purchaser of its obligations hereunder.

Section 12.16 Conflicts between Transaction Documents.

In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement (including, for the avoidance of doubt, the Interim Servicing Addendum) and any Transfer Confirmation, the terms of this Agreement shall control.

Section 12.17 No Third-Party Beneficiaries.

Except as provided in Section 7.09(b) relating to Mortgagors, and the provisions of Sections 11.01 and 11.02 relating to Purchaser’s Related Parties and Seller’s Related Parties, respectively, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, Seller and Purchaser acknowledge and agree that Mortgagors are not third party beneficiaries of this Agreement, except, if and to the extent required by Applicable Requirements, for the first two sentences of Section 7.09(b).

Section 12.18 Disclosures.

Pursuant to this Agreement, certain Schedules and Exhibits hereto contain disclosures that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of the covenants of Seller contained in this Agreement. Notwithstanding anything to the contrary herein, or in such disclosures, the inclusion of an item in such disclosures shall not be deemed an admission by Seller that such item represents a material exception or event, state of facts, circumstance, development, change or effect, or that such item has or will result in a Seller Material Adverse Effect.

[signatures on following page]

IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

NATIONSTAR MORTGAGE LLC
Purchaser

By:	/s/ Amar Patel
Name:	Amar Patel
Title:	Executive Vice President

BANK OF AMERICA, NATIONAL ASSOCIATION
Seller

By:	/s/ Ron D. Sturzenegger
Name:	Ron D. Sturzenegger
Title:	Legacy Asset Servicing Executive

[Mortgage Servicing Rights Purchase and Sale Agreement]

EXHIBIT A-3

DEPOSIT CALCULATION

$62,672,528.04

Omitted Schedules and Attachments

Exhibits to Mortgage Servicing Rights Purchase and Sale Agreement

Exhibit A:	Contents of Mortgage Loan Schedule

Exhibit A-1:	Estimated Purchase Price Computation Worksheet

Exhibit A-2:	Purchase Price Computation Worksheet

Exhibit B:	Form of Transfer Confirmation

Exhibit C:	Data Transfer Specifications

Exhibit D:	Officers Certificate

Exhibit E:	Servicing Transfer Instructions

Exhibit F:	Purchase Price Percentage

Exhibit G:	Interim Servicing Addendum

Exhibit H:	Data Fields for Sharing of Information

Exhibit I:	Mortgage Assignment Protocol

Exhibit J:	Form of Power of Attorney

Exhibit K:	Escrow Agreement

Exhibit L:	MI Covenants

Schedule 3.02(a):	Servicing Transfer Dates

Schedule 5.01(a)(iii):	Judicial and Administrative Judgments, Orders Remediation Plans, Stipulations, Awards, Writs and Injunctions Assumed by Purchaser

Schedule 5.01 (c)(i):	Preliminary List of PLS Servicing Agreements

Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby undertakes to furnish supplementally a copy of any of the above-listed schedules and attachments to the Commission upon request